MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

OSO BIOPHARM HOLDINGS, LLC,

OSO BIOPHARMACEUTICALS MANUFACTURING, LLC,

ALO ACQUISITION LLC,

AND

Albany Molecular Research, Inc.

DATED AS OF JUNE 1, 2014

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Table of Contents

(continued)

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Table of Contents

(continued)

EXHIBITS

Exhibit A – Significant Accounting Principles

Exhibit B – Reference Statement

Exhibit C – Escrow Agreement

Exhibit D – Initial Buyer Release

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of June 1, 2014, is made by and among Oso Biopharmaceuticals Manufacturing, LLC, a Delaware limited liability company (the “Company”), Oso Biopharm Holdings, LLC (the “Seller”), ALO Acquisition LLC, a Delaware limited liability company (“Buyer”), and Albany Molecular Research, Inc., a Delaware corporation (the “Buyer Parent”). The Company, Seller, Buyer, and Buyer Parent shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party”.

WHEREAS, Seller owns beneficially and of record all of the issued and outstanding membership interests of the Company (the “Interests”);

WHEREAS, Buyer Parent owns all of the issued and outstanding equity interests of Buyer;

WHEREAS, concurrently with the execution of this Agreement, an executive of the Company is entering into an executive employment agreement with the Company that will become effective as of Closing; and

WHEREAS, the Parties desire that, upon the terms and subject to the conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Interests in exchange for the consideration set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1           Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” means BDO Seidman, or if Seller or Buyer shall discover a bona fide conflict with respect to such firm or if such firm resigns or refuses for any reason to resolve any Objection in accordance with Section 2.4, an independent nationally recognized accounting firm (which firm shall not have any material relationship with Seller or Buyer) mutually agreed to in writing by Seller and Buyer.

“Acquisition Transaction” has the meaning set forth in Section 6.10.

“Adjustment Time” means 11:59 p.m. New York City time on the day immediately preceding the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means (a) the ownership of more than 10% of the voting securities or other voting interest of any Person (including attribution from related parties) or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative thereto.

“Agreed Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the unaudited balance sheet of the Company as of December 31, 2013, including those significant accounting principles set forth on Exhibit A hereto.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Documents” means the Escrow Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, Orders, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition.

“Base Purchase Price” has the meaning set forth in Section 2.1(a).

“Business” means the manufacture of products for pharmaceutical companies, either approved for commercial marketing or in clinical development, including sterile injectable pharmaceuticals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Parent” has the meaning set forth in the preamble to this Agreement.

“Buyer Cure Period” has the meaning set forth in Section 8.1(c)(i).

“Buyer Indemnitee” has the meaning set forth in Section 9.2.

“Buyer Material Adverse Effect” means any Circumstance that is or would reasonably be expected to prevent, materially delay or materially impair Buyer’s consummation of the transactions contemplated by this Agreement.

“Buyer’s Arbitrator” has the meaning set forth in Section 10.16(b).

“Cap” has the meaning set forth in Section 9.2.

“Cash and Cash Equivalents” means, as of any time, with respect to any Person, the aggregate amount of cash and cash equivalents on hand of such Person, determined in accordance with the Agreed Accounting Principles. Notwithstanding the previous sentence, cash on hand shall (a) be calculated net of (i) uncleared checks, drafts and wires issued by such Person and (ii) cash and cash equivalents that are not freely useable by such Person because they are subject to restrictions or limitations on use or distribution by Law or Contract, and (b) include uncleared checks, drafts and wires received or deposited for the account of such Person.

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“Change in Control Payments” means any transaction bonuses, severance payments or other employee related change of control payments payable by the Company as of or after the Closing Date (including the Company’s share of withholding, payroll, employment or similar Taxes, if any, associated therewith) solely as a result of the consummation of the transactions contemplated by this Agreement.

“Circumstance” means any change, development, circumstance, effect, event or fact.

“Closing” has the meaning set forth in Section 2.1(d).

“Closing Cash” means Cash and Cash Equivalents of the Company as of the Adjustment Time, determined in accordance with Section 2.4(e) and as may be adjusted pursuant to Section 6.6(b).

“Closing Current Assets” means Current Assets as of the Adjustment Time, determined in accordance with Section 2.4(e).

“Closing Current Liabilities” means Current Liabilities as of the Adjustment Time, determined in accordance with Section 2.4(e).

“Closing Date” has the meaning set forth in Section 2.1(d).

“Closing Net Working Capital” means Net Working Capital as of the Adjustment Time, determined in accordance with Section 2.4(e).

“Closing Net Working Capital and Closing Cash Statement” has the meaning set forth in Section 2.4(b)(i).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Balance Sheet” has the meaning set forth in Section 3.4(a).

“Company Copyrights” has the meaning set forth in Section 3.12(a).

“Company Marks” has the meaning set forth in Section 3.12(a).

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or used or held for use by the Company in the Business, as currently conducted and proposed to be conducted. “Company Intellectual Property Rights” includes, without limitation, Company Patents, Company Marks, and Company Copyrights.

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“Company Material Adverse Effect” means any Circumstance that (i) is or would reasonably be expected to prevent, materially delay or materially impair Seller’s consummation of the transactions contemplated by this Agreement or (ii) has or would reasonably be expected to have a material adverse effect upon the financial condition, business or results of operations of the Company; provided that for purposes of the foregoing clause (ii), none of the following shall be deemed in itself, either alone or in combination, to constitute a “Company Material Adverse Effect”, and shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would be expected to occur: (a) conditions affecting the economy generally of any country in which the Company conducts business, (b) any change to national or international political or social conditions, including an outbreak or escalation of hostilities, acts of terrorism, military acts, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case whether or not involving the United States, (c) any change in conditions in the United States, foreign or global financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index or any change in interest or exchange rates), (d) changes in GAAP, (e) changes in any Law or other binding directives issued by any Governmental Authority, (f) any adverse Circumstance (including any change in general legal, regulatory, political, economic or business conditions) that is generally applicable to the industries or markets in which the Company operates, (g) any hurricane, earthquake, flood or other natural disasters, (h) any action taken by the Company or Seller with the written consent of Buyer, (i) the negotiation, execution, announcement or pendency of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees, (j) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, provided that subject in all respects to the exceptions set forth in clauses (a) through (i) above or (k) below, any Circumstance that caused or contributed to such failure to meet projections, forecasts or predictions may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would be expected to occur; or (k) the taking of any action contemplated by this Agreement, the Ancillary Documents or the other agreements contemplated hereby, including compliance with the terms hereof and thereof and the completion of the transactions contemplated hereby and thereby; provided that any Circumstance referred to in clauses (a), (b), (c), (e) and (f) above shall not be excluded if, and only to the extent that, it both disproportionately and materially affects the Company relative to other similarly situated companies in the industries in which the Company operates.

“Company Patents” has the meaning set forth in Section 3.12(a).

“Company Registered IP” has the meaning set forth in Section 3.12(c).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 5, 2014, by and between the Company and Buyer Parent.

“Confidential Information” means all confidential or proprietary information and data relating to the Company, including information provided pursuant to Section 6.3(a) (other than data or information that is or becomes available to the public other than as a result of a breach of any confidentiality obligation by Seller or its Affiliates).

“Contract” means any written or oral binding agreement, contract, lease, instrument, purchase order and other executory commitment (including any amendments, addendums or other modifications thereto) to which any Person is a party or to which any of the assets of such Person are subject.

“Copyright” has the meaning specified in the definition of “Intellectual Property Rights.”

“Current Assets” means, in respect of the Company as of any date, the aggregate amount of each of the line items (and no others) under the heading “Current Assets” set forth on the Reference Statement as of such date, determined in accordance with Section 2.4(e), but excluding Cash and Cash Equivalents and all intercompany assets.

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“Current Liabilities” means, in respect of the Company as of any date, the aggregate amount of each of the line items (and no others) under the heading “Current Liabilities” set forth on the Reference Statement as of such date, determined in accordance with Section 2.4(e), including all Tax liabilities other than deferred Tax liabilities, but excluding all intercompany liabilities. For the avoidance of doubt, for all purposes of this Agreement, including without limitation the calculation (including by the Accounting Firm) of any Net Working Capital Amount, Current Liabilities shall not include any portion of the Debt Payoff Amount, if any, payable or paid by Buyer or the Company pursuant to Section 2.1(c)(iii) (after giving effect to all payments, if any, to be made or made by or at the direction of Seller to reduce such Debt Payoff Amount prior to Closing) or (b) any Seller Expenses paid by Buyer or the Company or at the direction of Buyer pursuant to Section 2.1(c)(iv).

“Current Period Taxes” has the meaning set forth in Section 6.12(b).

“Current Representation” has the meaning set forth in Section 10.21(a).

“Debt Payoff Amount” means the aggregate amount of all outstanding items described in clauses (a)-(c) of the definition of “Indebtedness” of the Company as of the Closing; provided that the Debt Payoff Amount shall not include any undrawn or contingent portion of any letters of credit listed (with amounts) on Schedule 1.1 of the Disclosure Schedule.

“Deductible” has the meaning set forth in Section 9.2.

“Deemed Tax Benefit” has the meaning set forth in Section 9.5(a).

“Designated Person” has the meaning set forth in Section 10.21(b).

“Desktop Software” means any third party office productivity computer software that is licensed for use on desktop or laptop “PC-class” computers or related local area network servers other than by a written agreement executed by the licensee. Desktop Software includes software licensed by shrink wrap or click wrap licenses, the Microsoft Windows class of operating system software and Microsoft Office or similar office productivity software (including individual programs contained therein).

“Disclosure Schedule” means the Disclosure Schedule delivered by the Company and Buyer concurrently with the execution and delivery of this Agreement.

“Dispute” means a claim for money damages arising out of this Agreement (including any claims as to application of Section 10.15) for which a Notice of Claim was provided by the applicable Party in accordance with Section 9.1. For the avoidance of doubt, and notwithstanding the foregoing, a Dispute shall not include (a) a claim seeking provisional or urgent interlocutory relief, or (b) any claim or dispute made with respect to or in accordance with Section 2.4.

“Disputed Items” has the meaning set forth in Section 2.4(b)(iii)(A).

“Disputing Person” has the meaning set forth in Section 10.16(a).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement (including each equity purchase, restricted equity, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, material fringe benefit and other similar benefit plan, program, or arrangement), that the Company or Seller maintains, sponsors or contributes to for the benefit of any Company employee, director or independent contractor, whether current or former, or with respect to which the Company or Seller has (or could reasonably be expected to have) any obligations or liability.

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“Environmental Laws” means any Law regulating the protection of the environment or natural resources, or pollution or contamination of the air, soil, surface water, drinking water or groundwater, and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., the Hazardous Materials Transportation Act, 42 U.S.C. §1801 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and any regulations promulgated pursuant thereto.

“Environmental Permits” has the meaning set forth in Section 3.11(a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means JP Morgan Chase Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.1(d).

“Escrow Amount” means $7,700,000.

“Escrow Fund” has the meaning set forth in Section 2.1(c)(ii).

“Escrow Termination Date” has the meaning set forth in Section 2.1(d).

“Estimated Closing Cash” has the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital and Closing Cash Statement” has the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital Deficiency” means the amount, if any, by which Target Net Working Capital exceeds Estimated Net Working Capital.

“Estimated Net Working Capital Surplus” means the amount, if any, by which Estimated Net Working Capital exceeds Target Net Working Capital.

“FDA” has the meaning set forth in Section 3.19(a).

“FD&C Act” has the meaning set forth in Section 3.19(a).

“Final Closing Cash” means the amount of Closing Cash set forth in the Closing Net Working Capital and Closing Cash Statement, if no Objection Notice with respect thereto is timely delivered pursuant to Section 2.4(b), or if such an Objection Notice is timely delivered, the amount of Closing Cash as mutually agreed in writing by Buyer and Seller pursuant to Section 2.4(b) or, if applicable, as determined by the Accounting Firm pursuant to Section 2.4(b).

“Final Determination” has the meaning set forth in Section 10.16(d).

“Final Net Working Capital” means the amount of Closing Net Working Capital set forth in the Closing Net Working Capital and Closing Cash Statement, if no Objection Notice with respect thereto is timely delivered pursuant to Section 2.4(b), or if such an Objection Notice is timely delivered, the amount of Closing Net Working Capital as mutually agreed in writing by Buyer and Seller pursuant to Section 2.4(b) or, if applicable, as determined by the Accounting Firm pursuant to Section 2.4(b).

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“Final Net Working Capital Deficiency” has the meaning set forth in Section 2.4(d)(ii).

“Final Net Working Capital Surplus” has the meaning set forth in Section 2.4(d)(i).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Authority” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government or political subdivision thereof, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), whether foreign or domestic, or (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, self-regulatory or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal.

“Guarantee” has the meaning set forth in in Section 10.22(a).

“Guaranteed Obligations” has the meaning set forth in in Section 10.22(a).

“Hazardous Substance” means (a) any liquid, gaseous or solid material, substance or waste that requires removal, remediation or reporting under any Environmental Law or is listed, classified or regulated as a “toxic, hazardous waste” or as a pollutant or contaminant (or any other similar term) pursuant to any Environmental Law, and (b) any petroleum product or by-product, petroleum-derived substances, asbestos or asbestos-containing material, polychlorinated biphenyls or urea formaldehyde.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, and accrued and unpaid interest on, any obligations of the Company consisting of: (a) indebtedness for borrowed money, indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money or for the deferred or contingent purchase price of property, or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date, (c) commitments or obligations by which the Company assures a creditor against loss including reimbursement obligations with respect to letters of credit, (d) obligations as lessee or lessees under leases that have been recorded as capital leases (but excluding, for the avoidance of doubt, any obligations under operating leases) in accordance with the Agreed Accounting Principles, and (e) any accrued interest, taxes, fees, expenses, premiums or penalties in respect of the foregoing that become payable as a result of the consummation of the transactions contemplated by this Agreement, assuming the full repayment of such Indebtedness.

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“Indemnified Taxes” means (a) all Taxes payable by the Company for all Pre-Closing Tax Periods, (b) any Taxes payable by any Person (other than the Company) for which the Company is liable (i) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of applicable Law) or (ii) as a transferee or successor, by contract or otherwise as a result of a transaction consummated (or relationship existing) on or prior to the Closing Date, and (c) any breach of the representations and warranties set forth in Section 3.15 or Section 4.7 or breach by Seller of the covenants set forth in Section 6.12.

“Indemnitee” has the meaning set forth in Section 9.4(a).

“Indemnitor” has the meaning set forth in Section 9.4(a).

“Insurance Policies” has the meaning set forth in Section 3.13(c).

“Intellectual Property Rights” means any and all of the following that are material to the Company: (a) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (c) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (d) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, Beta testing procedures and Beta testing results; and (e) goodwill relating to any of the foregoing.

“Interests” has the meaning set forth in the recitals to this Agreement.

“Interim Balance Sheet” has the meaning set forth in Section 3.4(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Law” means any code, law (including any principle of common law), order, writ, ordinance, rule, regulation, statute or treaty of any Governmental Authority having jurisdiction over the applicable Person(s), or over any of their respective properties or businesses.

“Lease” has the meaning set forth in Section 3.17(b).

“Leased Real Property” has the meaning set forth in Section 3.17(b).

“Licenses In” has the meaning set forth in Section 3.12(a).

“Licenses Out” has the meaning set forth in Section 3.12(a).

“Lien” means, with respect to any asset, any deed of trust, mortgage, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind in respect of such asset. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Loss” has the meaning set forth in Section 9.2.

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“Marks” has the meaning specified in the definition of “Intellectual Property Rights.”

“Material Contract” has the meaning set forth in Section 3.6.

“Material Permits” has the meaning set forth in Section 3.9(b).

“Mini-Basket” has the meaning set forth in Section 9.2.

“Net Working Capital” means, as of any date, Current Assets as of such date minus Current Liabilities as of such date.

“Net Working Capital Amount” means any or all (as the context so requires) of Closing Net Working Capital, Estimated Net Working Capital, Final Net Working Capital and Net Working Capital.

“New Plans” has the meaning set forth in Section 6.15(a).

“Nonparty Affiliate” has the meaning set forth in Section 10.14.

“Notice of Arbitration” has the meaning set forth in Section 10.16(a).

“Notice of Claim” means a written notice that specifies in reasonable detail (a) the inaccuracy or breach of any covenant, warranty or representation set forth in this Agreement or any certificate furnished under this Agreement or other matter (including the sections of this Agreement that are the subject of such inaccuracy, breach or other matter) pursuant to which Losses are being claimed by an Indemnitee, (b) the basis underlying such asserted inaccuracy or breach , and (c) the total damages sought (including whether such damages are monetary or non-monetary in nature, or both).

“Objection” has the meaning set forth in Section 2.4(b)(ii).

“Objection Notice” has the meaning set forth in Section 2.4(b)(ii).

“Order” means settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Authority.

“Other Filings” has the meaning set forth in Section 6.4(a).

“Owned Real Property” has the meaning set forth in Section 3.17(a).

“Patents” has the meaning specified in the definition of “Intellectual Property Rights.”

“Parties” has the meaning set forth in the preamble to this Agreement.

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“Permitted Liens” means (a) Liens for utilities, assessments, Taxes or other governmental charges that are not yet due and payable or are being contested in good faith through appropriate proceedings with adequate reserves, (b) Liens incurred in the ordinary course of business consistent with past practice, (c) Liens reflected or reserved against or otherwise disclosed on the balance sheets included in the Financial Statements or notes thereto or securing liabilities reflected in such balance sheets or notes thereto, (d) construction, mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith through appropriate proceedings, (e) easements, restrictive covenants, conditions, rights of way and similar encumbrances or impediments against any assets or properties of an entity which individually or in the aggregate do not materially interfere with the business of such entity or the operation or occupancy of the property to which they apply, (f) Liens granted to any financing source at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (g) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, (h) any Liens disclosed in the Disclosure Schedule, (i) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with an entity’s business or the operation or occupancy of the property to which they apply, (j) matters disclosed on the existing title policies, title commitments and/or surveys, which have been previously provided or made available to Buyer, and (k) any Lien or other matter affecting the right, title or interest of a licensor, sublicensor, lessor or sublessor under any license, sublicense, lease or sublease agreement or in the property being licensed, sublicensed, leased or subleased, and any statutory Lien of any licensor, sublicensor, lessor or sublessor under a real property license, sublicense, lease or sublease.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity, and any Governmental Authority.

“Pre-Closing Straddle Period” has the meaning set forth in Section 6.12(a).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on (and including) or before the Closing Date (including any Pre-Closing Straddle Period).

“Reference Statement” has the meaning set forth in Section 2.4(e)(i).

“Release” means any spilling, emitting, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substance into the environment.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, financing sources, and agents and other representatives.

“Restraint” has the meaning set forth in Section 7.1(a).

“Schiff” has the meaning set forth in Section 10.21.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Cure Period” has the meaning set forth in Section 8.1(b)(i).

“Seller Expenses” means, without duplication, (a) all amounts due and payable by Seller and by the Company as of the Closing Date for all out-of-pocket costs and expenses incurred by Seller or the Company in connection with the negotiation of, and the consummation of the transactions contemplated by, this Agreement with respect to services provided by third-party Representatives, which Seller Expenses shall be identified in a written statement delivered by Seller to Buyer no later than two Business Day prior to the Closing Date and (b) Change in Control Payments.

“Seller Indemnitee” has the meaning set forth in Section 9.3.

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“Seller’s Arbitrator” has the meaning set forth in Section 10.16(b).

“Straddle Period” has the meaning set forth in Section 6.12(a).

“Specified Defenses” has the meaning set forth in in Section 10.22(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include, with respect to any Person, all direct and indirect Subsidiaries of such Person.

“Syringe Equipment” means the syringe filling machine and related equipment owned by the Company.

“Survival Period Termination Date” has the meaning set forth in Section 9.1.

“Target Net Working Capital” means $9,697,161.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever and any interest, penalties or additions attributable to any of the foregoing (whether disputed or not).

“Tax Deduction” has the meaning set forth in Section 6.12(b).

“Tax Matter” has the meaning set forth in Section 6.12(g).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including schedules and attachments thereto, and including any amendment thereof.

“Terminating Buyer Breach” has the meaning set forth in Section 8.1(c)(i).

“Terminating Seller Breach” has the meaning set forth in Section 8.1(b)(i).

“Termination Date” has the meaning set forth in Section 8.1(b)(ii).

“Third Party Claim” has the meaning set forth in Section 9.4(a).

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“Transfer Taxes” has the meaning set forth in Section 6.2.

ARTICLE 2
PURCHASE AND SALE

Section 2.1           Purchase and Sale of the Interests.

(a)          The “Base Purchase Price” shall be equal to:

(i)          $110,000,000;

(ii)         plus the Estimated Net Working Capital Surplus, if any;

(iii)        plus the Estimated Closing Cash, if any; and

(iv)         minus the sum of:

(A)         the Estimated Net Working Capital Deficiency, if any;

(B)         the amount of Seller Expenses paid by Buyer or the Company pursuant to Section 2.1(c)(iv), if any; and

(C)         the Debt Payoff Amount, if any, paid by Buyer or the Company pursuant to Section 2.1(c)(iii) (after giving effect to all payments, if any, made by or at the direction of Seller to reduce the Debt Payoff Amount prior to Closing).

(b)          Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from Seller, and Seller will sell, transfer and deliver to Buyer, the Interests in exchange for the Base Purchase Price (which Base Purchase Price shall be payable in the manner set forth in Section 2.1(c) and shall be subject to post-Closing adjustments as provided in Section 2.4(d)), which Interests shall be sold to Buyer free and clear of all Liens (other than Liens arising under applicable securities Laws).

(c)          Upon the terms and subject to the conditions of this Agreement, at the Closing, as full and complete consideration for the sale and transfer of the Interests pursuant to this Agreement, the following actions shall be taken in respect of the Base Purchase Price (which shall be subject to post-Closing adjustments as provided in Section 2.4(d)):

(i)          Buyer shall pay to Seller the amount in cash, without interest, equal to the Base Purchase Price less the Escrow Amount;

(ii)         Buyer shall deposit with the Escrow Agent the amount of cash equal to the Escrow Amount to be held in an escrow account (the “Escrow Fund”);

(iii)        Buyer shall deliver on behalf of the Company, or cause the Company to deliver, to the Company’s lenders the Debt Payoff Amount after giving effect to all payments, if any, made by or at the direction of Seller to reduce any portion of the Debt Payoff Amount prior to Closing;

(iv)         Buyer shall pay on behalf of the Company, or cause the Company to pay, all Seller Expenses that are unpaid prior to the Closing; and

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(v)          Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as Buyer is required to deduct and withhold with respect to making of such payment under the Code, or any applicable provision of Law; provided, however, (A) before making any such deduction or withholding Buyer shall use commercially reasonable efforts to give Seller reasonable notice of the intention to make such deduction or withholding, (B) Buyer shall cooperate with Seller, at Seller’s expense, to the extent reasonable in efforts to obtain reduction or relief from such deduction or withholding and (C) Buyer shall, or shall cause the Company to, timely remit to the appropriate Governmental Authority any and all amounts so deducted or withheld and timely file all Tax Returns and provide to Seller such information statements and other documents required to be filed or provided under applicable Law. To the extent that amounts are so withheld and remitted by Buyer in accordance with the foregoing, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

All payments made by Buyer pursuant to this Section 2.1(c) shall be made by wire transfer of immediately available funds, which wire transfers shall be made to the accounts specified in writing no later than one Business Day prior to the Closing Date by the Party to whom or on whose behalf such payment is to be made.

(d)          The Escrow Amount shall be held in escrow in accordance with the terms of an escrow agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”). The Escrow Agreement shall provide for the distribution of funds in the Escrow Fund to such accounts and in such allocations as directed in writing by Seller on the day that falls twelve (12) months after the Closing (such date, the “Escrow Termination Date”) in accordance with the provisions of the Escrow Agreement. The Escrow Amount shall be held, invested and distributed in accordance with the terms of the Escrow Agreement.

Section 2.2           Closing of the Transactions Contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as possible (but in no event later than at 10:00 a.m., New York City time, on the second Business Day) after satisfaction (or waiver) of the conditions set forth in ARTICLE 7 (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party) at the offices of Schiff Hardin LLP, 233 S. Wacker Drive, Suite 6600, Chicago, IL 60606, unless another time, date or place is agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to as the “Closing Date,” and the effective time of the Closing (the “Effective Time”) will be at 12:01 a.m., Eastern Time, on the Closing Date. In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals to be delivered by overnight courier service promptly following the Closing. All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 2.3           Actions to be Taken at the Closing.

(a)          Actions to be Taken by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i)          a duly executed membership interest transfer power evidencing the transfer of the Interests from Seller to Buyer;

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(ii)         a certificate of Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.1(b) and Section 7.1(d) have been satisfied;

(iii)        a certificate in accordance with Treasury Regulations 1.1445-2(b)(2), certifying that Seller is not a “foreign person”; provided that that Buyer’s sole right in the event Seller fails to deliver such a certificate shall be to make an appropriate withholding to the extent required by Section 1445 of the Code; and

(iv)         all other documents, instruments and certificates specifically required by this Agreement to be delivered by Seller at the Closing.

(b)          Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i)          evidence of the wire transfers referred to in Section 2.1(c);

(ii)         a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(b) and Section 7.2(c) have been satisfied; and

(iii)        all other documents, instruments and certificates specifically required by this Agreement to be delivered by Buyer at the Closing.

Section 2.4           Estimated Net Working Capital; Net Working Capital Adjustment.

(a)          Estimated Net Working Capital and Estimated Closing Cash. No later than three Business Days prior to the Closing, Seller shall deliver to Buyer a reasonably detailed statement (the “Estimated Net Working Capital and Closing Cash Statement”) setting forth, in each case along with the related calculations, Seller’s good faith estimates of Closing Net Working Capital (such estimate, the “Estimated Net Working Capital”), Closing Cash (such estimate, the “Estimated Closing Cash”), Closing Current Assets and Closing Current Liabilities. The Estimated Net Working Capital amount and Estimated Closing Cash amount set forth on the Estimated Net Working Capital and Closing Cash Statement shall be conclusive for the purposes of calculating the Base Purchase Price, but the Final Net Working Capital and the Final Closing Cash and any resulting adjustments to the Base Purchase Price contemplated by Section 2.4 shall be determined in accordance with the provisions of Section 2.4(b). The Estimated Net Working Capital and Closing Cash Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 2.4(e).

(b)          Final Net Working Capital and Final Closing Cash.

(i)          As promptly as practicable, but no later than 60 calendar days after the Closing Date, Buyer shall prepare and deliver to Seller a reasonably detailed statement (the “Closing Net Working Capital and Closing Cash Statement”) setting forth, in each case along with the related calculations, Buyer’s good faith determinations of the actual amounts of Closing Net Working Capital, Closing Cash, Closing Current Assets and Closing Current Liabilities, together with true, correct and complete copies of all work papers and other information and documentation used in the calculations thereof as may be reasonably requested by Seller to allow Seller to review such calculations and the related adjustments to the Base Purchase Price contemplated by Section 2.4(d). From and after the Closing Date and continuing until the date that Buyer has delivered to Seller the Closing Net Working Capital and Closing Cash Statement, Seller shall provide to Buyer and its Representatives, at Buyer’s sole cost and expense, reasonable access, during normal business hours and upon at least three Business Days’ prior written notice, to such financial books and records as are reasonably necessary to enable Buyer to prepare and deliver the Closing Net Working Capital and Closing Cash Statement to the extent such financial books and records are not in the possession or control of the Company. The Closing Net Working Capital and Closing Cash Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 2.4(e).

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(ii)         Within 30 calendar days following receipt by Seller of the Closing Net Working Capital and Closing Cash Statement, Seller shall deliver written notice (an “Objection Notice”) to Buyer of all disputes, if any, Seller has with respect to the preparation or content of the Closing Net Working Capital and Closing Cash Statement, which Objection Notice shall specify those amounts, determinations or calculations set forth in the Closing Net Working Capital and Closing Cash Statement that Seller disputes and shall set forth its proposed adjustment to each such disputed amount, determination or calculation. If Seller does not timely deliver an Objection Notice with respect to the Closing Net Working Capital and Closing Cash Statement within such 30 calendar day period, the Closing Net Working Capital and Closing Cash Statement (including each amount, determination and calculation contained therein) will be deemed to be final, conclusive and binding on the Parties. If an Objection Notice is timely delivered within such 30 calendar day period, Buyer and Seller shall use their commercially reasonable efforts to resolve each dispute raised therein (each, an “Objection”). All Objections that are so resolved in writing between the Parties shall be final, conclusive and binding on the Parties.

(iii)        The Parties agree that:

(A)         If Buyer and Seller fail to resolve any Objections within 15 calendar days after Seller delivers an Objection Notice, then Seller and Buyer shall jointly, and as promptly as practicable, engage the Accounting Firm (acting as an expert and not an arbitrator) to resolve, in accordance with this Agreement (including Section 2.4(e)), all such Objections that remain in dispute (the “Disputed Items”). The terms of engagement of the Accounting Firm shall be as mutually agreed upon between Seller and Buyer. Seller and Buyer shall enter into an engagement letter with the Accounting Firm promptly after its retention, which shall include customary indemnification and other provisions. Seller and Buyer shall cooperate with the Accounting Firm in all reasonable respects, but no Party will have ex parte meetings, teleconferences or other correspondence with the Accounting Firm.

(B)         Buyer and Seller shall use commercially reasonable efforts to cause the Accounting Firm to, as promptly as practicable following the engagement of the Accounting Firm (but in any event within 30 calendar days following such engagement), deliver to Buyer and to Seller a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination, and such determination to be based solely on information provided to the Accounting Firm by Buyer and Seller and not by independent review or development) of each Disputed Item, which determination (i) shall be within the range of dispute between the Closing Net Working Capital and Closing Cash Statement and the Objection Notice, such that the Accounting Firm may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by any Party or less than the smallest value for such Disputed Item claimed by any Party, (ii) shall be made strictly in accordance with the accounting procedures set forth in this Agreement (including Section 2.4(e)) without exception, and (iii) absent manifest error, shall be (1) the exclusive remedy of the Parties with respect to any disputes arising with respect to the calculation of Closing Net Working Capital, Final Net Working Capital, Closing Cash, Final Closing Cash or any adjustment to the Base Purchase Price contemplated by Section 2.4(d), and (2) final, conclusive and binding on the Parties, and judgment may be entered on such determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.

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(C)         The Accounting Firm shall only make determinations with respect to the Disputed Items, provided that the scope of the disputes to be resolved by the Accounting Firm shall in all cases be limited to whether the Closing Net Working Capital and Closing Cash Statement and the amounts, calculations and determinations therein (including of Closing Cash, Closing Current Assets, Closing Current Liabilities and Closing Net Working Capital) were prepared and performed in accordance with this Agreement (including Section 2.4(e)) and whether there were mathematical errors contained in such statements, calculations or determinations, and the Accounting Firm is not authorized or permitted to make any other determination. For the avoidance of doubt, the Accounting Firm is not authorized or permitted to make any determination as to (i) whether GAAP was followed for the Financial Statements, (ii) whether the Target Net Working Capital is correct, (iii) the accuracy of Section 3.4 or any other representation or warranty in this Agreement or (iv) compliance by any Party with any of its covenants, agreements or obligations in this Agreement (other than this Section 2.4). Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm, in connection with its resolution of any dispute under this Section 2.4 shall not be admissible in evidence in any suit, action or proceeding between the Parties other than to the extent necessary to enforce payment obligations under this Section 2.4.

(D)         The fees and disbursements of the Accounting Firm incurred pursuant to this Section 2.4 shall be borne by Seller and Buyer in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered with respect to the Disputed Items.

(c)          Access. Buyer shall, and shall cause the Company to, make its inventories, properties and facilities (in each case, of the Company only), documents, books, records, personnel, accountants and advisors, including the work papers prepared by Buyer or by any accountants retained by Buyer in connection with the preparation of the Closing Net Working Capital and Closing Cash Statement, available to (i) Seller and its Representatives and (ii) the Accounting Firm (if applicable), in each case at such times, and to such extent, as may reasonably be requested by the Accounting Firm or by Seller during the review by Seller or the Accounting Firm of, and the resolution of any Objections with respect to, the Closing Net Working Capital and Closing Cash Statement or the adjustments contemplated by this Section 2.4, provided that any Confidential Information so provided shall be subject to Section 6.11(b).

(d)          Adjustments.

(i)          If the Final Net Working Capital exceeds the Estimated Net Working Capital (the aggregate amount of such excess being referred to herein as the “Final Net Working Capital Surplus”), Buyer shall, or shall cause the Company to, pay to Seller the amount equal to such Final Net Working Capital Surplus in cash.

(ii)         If the Final Net Working Capital is less than the Estimated Net Working Capital (the aggregate amount of such shortfall being referred to herein as the “Final Net Working Capital Deficiency”), Seller shall pay to Buyer the amount equal to such Final Net Working Capital Deficiency in cash.

(iii)        If the Final Closing Cash exceeds the Estimated Closing Cash, Buyer shall, or shall cause the Company to, pay to Seller the amount by which the Final Closing Cash exceeds the Estimated Closing Cash.

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(iv)         If the Final Closing Cash is less than the Estimated Closing Cash, Seller shall pay to Buyer the amount by which the Final Closing Cash is less than the Estimated Closing Cash.

(v)          Amounts due from Seller to Buyer or from Buyer to Seller, as the case may be, pursuant to Section 2.4(d)(i), Section 2.4(d)(ii), Section 2.4(d)(iii) and/or Section 2.4(d)(iv), shall be netted against or added to each other, as the case may be, and the amount representing the result of such netting or adding shall be paid by Seller or Buyer, as applicable, in accordance with Section 2.4(d)(vi).

(vi)         Buyer shall promptly (but in any event within five Business Days) pay to Seller any amounts determined pursuant to Section 2.4(d)(v) to be due by Buyer by wire transfer of immediately available funds to an account or accounts designated by Seller. Seller shall promptly (but in any event within five Business Days) pay to Buyer any amounts determined pursuant to Section 2.4(d)(v) to be due by Seller by wire transfer of immediately available funds to an account or accounts designated by Buyer.

(vii)        Any payment made pursuant to Section 2.4(d)(vi) shall be treated as an adjustment to the purchase price by the Parties for Tax purposes, unless otherwise required by Law.

(e)          Accounting Procedures.

(i)          Exhibit B hereto sets forth a statement (the “Reference Statement”) prepared in good faith by Seller, in cooperation with Buyer, setting forth the various line items used (or to be used) in, and illustrating as of December 31, 2014, the calculation of (A) Current Assets, (B) Current Liabilities, (C) Net Working Capital, and (D) Cash and Cash Equivalents of the Company, in each case prepared and calculated for the Company in accordance with this Agreement and the Agreed Accounting Principles. For all purposes hereunder, the Estimated Net Working Capital and Closing Cash Statement and Closing Net Working Capital and Closing Cash Statement and all determinations and calculations by any Person (including the Accounting Firm) of Cash and Cash Equivalents, Current Assets, Current Liabilities or any Net Working Capital Amount shall in all circumstances be prepared and calculated strictly in accordance with the manner of determination and calculation (as applicable) as shown on the Reference Statement using the same line items, accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied in preparing the Reference Statement without deviation or exception in any manner, or for any reason, whatsoever; provided that such calculations and determinations: (1) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (2) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP and (3) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

(ii)         The Parties agree that:

(A)         Following the Closing Date through the date on which payment, if any, is made by any Party pursuant to Section 2.4(d), or if the Parties agree that no such payment is required, on the date of such determination, Buyer shall not, and shall cause the Company not to, take any actions with respect to the accounting records, books, policies or procedures of the Company on which the Closing Net Working Capital and Closing Cash Statement (including the determinations and calculations therein) or calculation of Final Net Working Capital or Final Closing Cash are to be based that are not consistent with the Company’s past practices in all material respects or that would make it impracticable to calculate Closing Net Working Capital, Closing Cash, Final Net Working Capital or Final Closing Cash in the manner contemplated by this Agreement.

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(B)         In no event shall any actions taken by Buyer or the Company following the Closing with respect to the accounting records, books, policies or procedures of the Company on which the Closing Net Working Capital and Closing Cash Statement or calculation of Final Net Working Capital or Final Closing Cash are to be based that are not consistent with the Agreed Accounting Principles (including but not limited to changes in any reserve, allowance or other account, any changes in methodology for inventory valuation or accounting or any reclassification of any asset) have any effect on, or be considered in, the preparation of the Closing Net Working Capital and Closing Cash Statement (including the determinations and calculations contained therein) or the calculation of Final Net Working Capital or Final Closing Cash.

(C)         The Estimated Net Working Capital and Closing Cash Statement, the Closing Net Working Capital and Closing Cash Statement and the respective determinations and calculations contained therein shall be prepared and calculated without regard to any changes in GAAP made or taking effect after the date that the Reference Statement was prepared.

(D)         Without exception, the Target Net Working Capital shall not be subject to change (including by the Accounting Firm), regardless of whether the items or amounts included therein were recorded in accordance with GAAP.

(E)         The determinations of Closing Net Working Capital and Final Net Working Capital, and the resulting payment of any adjustment contemplated by Section 2.4(d), are intended solely to reflect changes between Final Net Working Capital and Target Net Working Capital, and any such change can be measured only if the Closing Net Working Capital and Closing Cash Statement and the calculations and determinations therein (including of Closing Current Assets, Closing Current Liabilities and Closing Net Working Capital) are prepared using the same line items, accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections inclusions, exclusions and valuation and estimation methodologies) as were used and applied in connection with the preparation of the Reference Statement.

Section 2.5           Base Purchase Price Allocation. For U.S. federal, state, local, and non-U.S. tax purposes, the Base Purchase Price shall be allocated among the assets of the Company using their fair market values as of the Closing Date in a manner consistent with Section 1060 of the Code. Buyer and Seller shall work together in good faith to determine the allocation and Buyer shall prepare and deliver to Seller a schedule setting forth a proposed allocation within 120 days after the Closing Date. Buyer’s schedule shall be based on values determined by an independent appraisal of the Company’s assets, a copy of which appraisal shall be provided by Buyer to Seller. To the extent agreed by the parties the proposed allocation shall be used for purposes of filing any applicable Tax forms and all Tax Returns filed by each of them (unless otherwise required by Law); provided that Seller acknowledges that Buyer may be required to use a different allocation for financial reporting purposes. For the avoidance of doubt, if the parties are unable to resolve any differences regarding the proposed allocation each Party shall be free to adopt its own allocation. Buyer and Seller agree to promptly provide each other with any other information required to complete any applicable Tax forms.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that the statements in this ARTICLE 3 are correct and complete as of the date hereof, except as set forth in the Disclosure Schedule. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

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Section 3.1           Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of the Company’s organization. The Company has the requisite power and authority to own, lease and operate its material properties and to carry on its business as it is now being conducted. The copies of the Governing Documents of the Company made available by the Company to Buyer are true, correct and complete. The Company is duly qualified or licensed to do business, and is in good standing (if applicable), in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2           Capitalization of the Company.

(a)          The Interests represent all of the issued and outstanding membership interest of the Company, and have been duly authorized and validly issued. There are no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any equity interests of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company, and no securities or obligation evidencing such rights are authorized, issued or outstanding and (ii) the Company does not have outstanding any bonds, debentures, notes or other obligations to holders which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the equityholders of the Company on any matter.

(b)          Subsidiaries. The Company does not have any Subsidiaries.

Section 3.3           Authority. The Company has all necessary power, capacity and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Documents to which it is a party, when entered into by the Company, will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, this Agreement constitutes, and the Ancillary Documents to which the Company is a party, when entered into by the Company, will constitute, the legal, valid and binding obligations of the Company enforceable in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4           Financial Statements; No Undisclosed Material Liabilities.

(a)          Attached hereto as Schedule 3.4(a) are copies of the following financial statements (the “Financial Statements”): (i) the unaudited balance sheets of the Company as of December 31, 2013 (the “Company Balance Sheet”) and 2012, and the related unaudited statements of operations, members’ capital and cash flows of the Company for the fiscal years then ended; and (ii) the unaudited balance sheet of the Company (the “Interim Balance Sheet”) as of March 31, 2014 (the “Interim Balance Sheet Date”) and the related unaudited statements of income and cash flows of the Company for the three-month period then ended. Except as may be indicated in any notes thereto and except that the unaudited March 31, 2014 financial statements are subject to normal year-end audit adjustments and that none of the Financial Statements contain footnotes required under GAAP, each of the Financial Statements presents fairly in all material respects in conformity with the Agreed Accounting Principles, applied on a consistent basis throughout the periods covered thereby, the financial position of the Company as of the applicable date and the results of operations and cash flows for the applicable period then ended.

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(b)          Since the Interim Balance Sheet Date, the Company has not incurred any liabilities, whether accrued, absolute, contingent, asserted, unasserted or otherwise, other than (i) liabilities provided for or reflected in the Financial Statements, (ii) liabilities not required under GAAP to be shown on a balance sheet of the Company, (iii) liabilities disclosed in Schedule 3.4(b), (iv) obligations under any Contracts entered into prior to, on, or after the Interim Balance Sheet Date (other than any liability or obligation resulting from a breach of any such Contract), (v) liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date, or (vi) liabilities incurred in connection with the negotiation and execution of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

(c)          The Company has no capital leases or intercompany debt between the Company, on one hand, and Seller and its affiliates, on the other hand (except for intercompany debt that is included in the Debt Payoff Amount).

Section 3.5           Consents and Approvals; No Violations.

(a)          Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, the execution and delivery by the Company of this Agreement do not, and of the Ancillary Documents (to which the Company is a party) on the Closing Date will not, and the performance by the Company of this Agreement and of the Ancillary Documents (to which the Company is a party) will not, in each case require any filing with or approval from any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act or any other applicable Antitrust Law, or (ii) where the failure to make such filing or obtain such approval would not reasonably be expected to have a Company Material Adverse Effect.

(b)          The execution and delivery by the Company of this Agreement do not, and of the Ancillary Documents (to which the Company is a party) on the Closing Date will not, and the performance by the Company of this Agreement and such Ancillary Documents (to which the Company is a party) will not, in each case (i) violate the Governing Documents of the Company, (ii) assuming compliance with the matters referred to in Section 3.5(a), violate any Law applicable to the Company, or (iii) result in a material breach (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) of any material agreement, indenture or other instrument to which the Company is a party or by which the Company may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the material properties or assets of the Company, or constitute an event which, after notice or lapse of time or both, would result in any such material violation, material breach, termination or creation of a Lien or result in a material violation or revocation of any Material Permit from any Governmental Authority.

(c)          The Company has delivered the notice referenced in Schedule 3.5(c) and has complied in all material respects with its obligations with respect thereto under Section 2.4 of the Contract identified on Schedule 3.5(c).

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Section 3.6           Material Contracts.

(a)          Schedule 3.6 includes a true and complete list, as of the date hereof, of all Material Contracts (as defined below) to which the Company is a party. True, correct and complete copies of the Material Contracts listed on Schedule 3.6 have been delivered to or made available to Buyer or its Representatives. For purposes of this Agreement, “Material Contract” shall mean any:

(i)          Contract (other than any Employee Benefit Plan) that involves the expenditure, payment or receipt by the Company of more than $150,000 in the aggregate during any twelve (12) month period and is not terminable by the Company without payment of any penalty on notice of 30 days or less, except for purchase and sale orders entered into in the ordinary course of business;

(ii)         Contract or indenture relating to Indebtedness or the guarantee of any Indebtedness of the Company;

(iii)        Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $100,000 for any individual expenditure in any calendar year, except as contemplated in the capital expenditure budget for the year ending December 31, 2014;

(iv)         material partnership Contract, joint venture Contract, or limited liability company agreement relating to the Company;

(v)          Contract that contains a covenant not to compete, or other covenant expressly restricting the development, manufacture, marketing or distribution of products and services of the Company;

(vi)         Contract that relates to (i) the future disposition (other than sales of inventory or obsolete equipment, except in the case of the Syringe Equipment, in the ordinary course of business) or acquisition of material assets of the Company, or (ii) any merger or business combination with respect to the Company;

(vii)        sales, distribution or other similar Contract providing for the sale or distribution of Products by the Company, pursuant to which payments are anticipated to be made by the Company of more than $150,000 in the aggregate during any twelve (12) month period and which is not terminable by the applicable Company without payment of any material penalty on notice of 30 days or less, except for purchase and sale orders entered into in the ordinary course of business;

(viii)      Contract relating to stock redemption or purchase agreements or other agreements affecting or relating to equity interests of the Company under which the Company has any outstanding material rights or obligations; and

(ix)         Contract with an officer or key employee of the Company regarding the terms and conditions of such officer’s or key employee’s employment, excluding at-will employment arrangements and Employee Benefit Plans.

(b)          As of the date of this Agreement, each of the Contracts set forth on Schedule 3.6 (i) is in full force and effect, (ii) represents a legal, valid and binding obligation of the Company, (iii) to the knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto and (iv) is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company has not received any written notice or threat to terminate any Contract listed on Schedule 3.6. (A) Neither the Company, nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract, (B) as of the date of this Agreement, the Company has not received any written claim or notice of material breach of or material default under any such Contract, and (C) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both).

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Section 3.7           Absence of Certain Changes or Events. Except as otherwise contemplated by this Agreement, during the period beginning on the Interim Balance Sheet Date and ending on the date of this Agreement:

(a)          there has not been any Circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect;

(b)          the Company has not incurred or guaranteed any Indebtedness, except for borrowings under existing Contracts in the ordinary course of business;

(c)          the Company has conducted its business in the ordinary course consistent with past practices (other than with respect to activities undertaken in connection with the proposed sale of the Company and the negotiation and execution of this Agreement and the Ancillary Documents) and has not engaged in any of the activities prohibited by Section 6.1(j) or (k);

(d)          the Company has not made any material change in its accounting methods, principles or practices except as required by GAAP or by applicable Law;

(e)          the Company has not sold or transferred any property or assets owned or used by the Company related to its business as presently conducted, other than sales or transfers made in the ordinary course of business consistent with past practices; and

(f)          the Company has not committed or agreed to take any of the foregoing actions except as otherwise contemplated by this Agreement.

Section 3.8           Absence of Litigation. As of the date of this Agreement, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened in writing against (a) the Company or any properties or rights of the Company or (b) any officer or employee of the Company acting in his or her capacity as such who has a right to seek indemnification from the applicable Company, in each case before any arbitrator or Governmental Authority, which would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby or have, individually, or in the aggregate, a Company Material Adverse Effect.

Section 3.9           Compliance; Permits.

(a)          As of the date of this Agreement, the Company is in compliance with all applicable Laws in all material respects. The Company has not, in the last three years, received any written notice of any material violation of, or material failure to comply with, any applicable Law or Order. The Company has not entered into or been subject to any material Order with respect to the Company’s business, affairs, or assets, or received, in the last three years, any written demand letter, administrative inquiry or formal complaint from any Governmental Authority. This Section 3.9 does not relate to Tax matters (which is the subject of Section 3.15), environmental matters (which is the subject of Section 3.11), employee matters (which is the subject of Section 3.10), intellectual property matters (which is the subject of Section 3.12) or labor matters (which is the subject of Section 3.13).

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(b)          The Company holds all permits, licenses, certificates and approvals from any Governmental Authority necessary for the lawful conduct of its business as presently conducted (collectively, the “Material Permits”), except where the failure to hold any such Material Permit would not reasonably be expected to have a Company Material Adverse Effect. The Company is not in material default or material violation of any of its Material Permits.

Section 3.10         Employee Benefit Plans; Employment Agreements.

(a)          Schedule 3.10(a) lists all Employee Benefit Plans. Copies of (i) each Employee Benefit Plan which has been reduced to writing (and all amendments thereto) or a summary thereof if not reduced to writing, and all related material insurance contracts and policies, (ii) to the extent applicable, the most recent annual report on Form 5500, and except as set forth on Schedule 3.10(a), have been made available to Buyer, and (iii) all non-routine correspondence relating to an Employee Benefit Plan to and from any state or federal agency.

(b)          Other than as required under Section 601 et seq. of ERISA and Section 4980B of the Code and except as set forth in Schedule 3.10(b), no Employee Benefit Plan that is an “employee welfare plan” provides benefits or coverage following retirement or other termination of employment.

(c)          The Company does not maintain or contribute to or participate in (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) an “employee pension plan” subject to Title IV of ERISA, or (iii) a multiple employer plan as defined in ERISA or the Code. To the knowledge of the Company, there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA with respect to any Employee Benefit Plan that would reasonably be expected to result in material liability to the Company. All Employee Benefit Plans have been maintained in all material respects in accordance with their terms and are in compliance in all material respects with the requirements prescribed by applicable Laws, including ERISA and the Code, that are currently in effect with respect thereto. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter or is subject to an advisory opinion from the Internal Revenue Service, or is within the applicable remedial amendment period under Section 401(b) of the Code for purposes of obtaining an updated favorable determination letter. All contributions required to be made under the terms of any Employee Benefit Plan have been timely made or have been reflected on the audited financial statements.

(d)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment becoming due to any current employee or former employee of the Company, (ii) increase any benefits otherwise payable under any of the Employee Benefit Plans, (iii) result in any payment that will not be deductible under Section 280G of the Code, (iv) result in the acceleration of the time of payment or vesting of any benefits provided under any of the Employee Benefit Plans or (v) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an Affiliate of the Company.

(e)          Other than routine claims for benefits, there are no suits, actions, audits, voluntary compliance requests or other proceedings pending or, to the knowledge of the Company, threatened in writing against or otherwise involving any Employee Benefit Plan that could subject the Company to any material fine, penalty, tax or liability under the Code or ERISA

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(f)          (i) Neither the Company nor any of its Affiliates has announced its intention to modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Plan. (ii) Each asset held under each Company Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

(g)          No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.

Section 3.11         Environmental Matters. Except as set forth in Schedule 3.11:

(a)          The Company has obtained and is, and for the past three years has been, in compliance in all material respects with all material permits and approvals which are required under all Environmental Laws for the conduct by the Company of its business (“Environmental Permits”). Each such Environmental Permit remains in full force and effect and the Company has not received any written notice that any such Environmental Permit will not be issued or renewed with terms and conditions that are consistent with the present operations of the businesses conducted by the Company.

(b)          The operation of the business conducted by the Company is, and for the past three years has been, in compliance in all material respects with all applicable Environmental Laws.

(c)          The Company has not received any unresolved written notice from any Person alleging any past or present violations of, or liabilities of the Company under, any Environmental Laws.

(d)          No Hazardous Substance has been stored, generated or transported by the Company in the past three years, and to the knowledge of the Company, no Hazardous Substance is present or has been Released at, on, under, to or from, the Owned Real Property in material violation of any Environmental Laws or in a manner that would give rise to a material liability under any Environmental Laws.

(e)          The Company has made available to Buyer all environmental reports, studies, assessments, sampling data and other material environmental information in the Company’s possession, custody or control relating to the Owned Real Property or the business conducted by the Company that have been prepared in the last ten years.

(f)          Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.11 are the sole and exclusive representations and warranties concerning environmental matters, including any matters arising under Environmental Laws.

Section 3.12         Intellectual Property.

(a)          Schedule 3.12(a) contains a complete and accurate list of all (i) issued Patents and applications for Patents owned by the Company (“Company Patents”), (ii) registered and material unregistered Marks owned by the Company (“Company Marks”), (iii) registered Copyrights owned by the Company (“Company Copyrights”), (iv) licenses, sublicenses or other agreements under which the Company is granted rights by others in Company Intellectual Property Rights (other than licenses for Desktop Software or customer or supply agreements entered into in the ordinary course of business) (“Licenses In”), and (v) licenses, sublicenses or other agreements under which the Company has granted rights to others in Company Intellectual Property Rights (other than customer agreements entered into in the ordinary course of business) (“Licenses Out”).

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(b)          With respect to the Company Intellectual Property Rights (i) owned by the Company, the Company exclusively owns such Company Intellectual Property Rights free and clear of all Liens other than Permitted Liens, and (ii) licensed to the Company by a third party, the Company possesses adequate and enforceable rights to use such Company Intellectual Property Rights as necessary for the operation of the Business as currently conducted.

(c)          All Company Intellectual Property Rights owned by the Company that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (“Company Registered IP”) are currently in compliance in all material respects with formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and to the knowledge of the Company, all Company Intellectual Property Rights owned by the Company are valid and subsisting.

(d)          None of the Company Registered IP is subject to any pending proceedings or actions before any Governmental Authority (including the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent authority anywhere in the world) to which the Company is a party; to the knowledge of the Company, there is no patent or patent application of any third party that interferes with a Company Patent.

(e)          There are no pending or, to the knowledge of the Company, threatened claims against the Company alleging that any of the operation of the Business, as currently conducted, or any activity by the Company, infringes, violates or misappropriates (or in the past three years infringed, violated or misappropriated) the rights of others in or to any Intellectual Property Right (collectively, “Third Party IP Rights”) or that any of the Company Intellectual Property Rights are invalid or unenforceable.

(f)           To the knowledge of the Company, neither the operation of the Business as currently conducted, nor any activity by the Company, infringes, violates or misappropriates, or in the past three years infringed, violated or misappropriated, any Third Party IP Rights.

(g)          To the knowledge of the Company, there is no, nor has there been in the last three years any, infringement, violation or misappropriation by any Person of any of the Company Intellectual Property Rights.

(h)          The Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets owned by the Company.

Section 3.13         Labor Matters.

(a)          The Company is not a party to any collective bargaining agreement or other labor union contract applicable to employees of the Company and, to the knowledge of the Company, there are not any activities and proceedings of any labor union to organize any such employees. To the knowledge of the Company, there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of the Company, threatened in writing against the Company, and the Company has not experienced in the last three years any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees. There is no representation claim or petition pending before any applicable Governmental Authority, and to the knowledge of the Company no question concerning representation exists relating to the employees of the Company.

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(b)          The Company is in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes.

(c)          There are no, and within the last three years there have been no, formal grievances, complaints, charges, governmental investigations or audits with respect to employment or labor matters (including allegations of employment discrimination, retaliation, unfair labor practices and violation of wage and hour laws) pending or, to the knowledge of the Company, threatened against the Company before any Governmental Authority. The Company has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the ninety (90) day period preceding the date hereof, no employee or Contingent Worker has suffered an “employment loss” with respect to the Company as defined in the WARN Act. To the knowledge of the Company, no officer or key employee has notified the Company in the last three months that such officer or employee intends to terminate his or her employment with the Company in the next six months.

Section 3.14         Insurance. Schedule 3.14 contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company as of the date hereof relating to the assets, business, operations, employees, officers or directors of the Company (the “Insurance Policies”), including any self-insurance or co-insurance programs. The Company has made available to Buyer true and complete copies of all Insurance Policies. All Insurance Policies are in full force and effect, and no written notice of cancellation or termination has been received by the Company with respect to any Insurance Policy in the last three years. There are no claims by the Company pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.

Section 3.15         Tax Matters.

(a)          The Company has filed with the appropriate federal, state, local and foreign Governmental Authority when due (including applicable extensions) all income and other material Tax Returns required to be filed with respect to the Company and has timely paid all material Taxes owed or payable by it (whether or not shown on any Tax Return), including Taxes that the Company is obligated to withhold. The Company has timely remitted, or will remit on a timely basis, any such amounts withheld, to the appropriate Governmental Authority and has furnished or been furnished properly completed exemption certificates for all transactions exempt from withholding. All such Tax Returns were true, correct and complete in all material respects and have been prepared in compliance in all material respects with applicable Law.

(b)          The Company is not currently the subject of a Tax audit or examination nor has the Company received from any Governmental Authority any (i) written notice indicating an intent to open an audit or other review or investigation or (ii) written request for information related to Tax matters.

(c)          The Company has not granted (nor is it subject to) any waiver currently in effect of the period of limitations in respect of Taxes or for the assessment or deficiency of any federal income or other material Tax.

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(d)          The Company has not received from any Governmental Authority any written notice of proposed adjustment, deficiency, underpayment of federal income or other material Taxes or any other such written notice that has not been satisfied by payment or withdrawn.

(e)          No claim has been made in the last five years by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(f)          There are no Liens on any of the assets of the Company relating to or attributable to Taxes, other than Permitted Liens.

(g)          The Company is not a party to any agreement or arrangement (including any indemnity agreement) relating to the apportionment, sharing, assignment or allocation of any Taxes (other than any commercial financing arrangement, no principal purpose of which is related to Tax).

(h)          The Company has never elected to be treated as a corporation for federal or state income tax purposes. The Company is, and has been at all times since its formation, disregarded as an entity separate from Seller within the meaning of Treasury Regulations section 301.7701-3(b)(1)(ii). The Company is not and has not in the last five years been party to any joint venture, partnership or other arrangement or Contract treated as a partnership for federal income tax purposes.

(i)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding similar provision of U.S. state, local or non-U.S. tax Law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) election under Section 108(i) of the Code; or (vi) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after such date.

(j)          The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(k) The Company has never been a member of a combined, consolidated, affiliated or unitary group for Tax purposes.

(l)          The provisions of Section 197(f)(9) of the Code will not apply to any intangible assets owned by the Company on the Closing Date.

Section 3.16         Brokers. Except for William Blair & Company, whose fees will be included in Seller Expenses, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.17         Real Property.

(a)          Schedule 3.17(a) sets forth the address and description of each parcel of real property owned (the “Owned Real Property”) by the Company. With respect to each parcel of Owned Real Property:

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(i)          the Company has good and valid title to the Owned Real Property, subject to Permitted Liens;

(ii)         the Company is not party to any leases, subleases, licenses, or other agreements granting to any other Person the right of use or occupancy of any portion of the Owned Real Property,

(iii)        there are no pending, or to the knowledge of the Company, threatened condemnation proceedings against the Owned Real Property;

(iv)         there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and

(v)          there are no parties (other than the Company and its employees) in possession of Owned Real Property.

(b)          Schedule 3.17(b) sets forth the address of each parcel of real property leased (the “Leased Real Property”) by the Company and a description of each lease related to the Leased Real Property (each a “Lease”).  The Company has a valid leasehold estate in the Leased Real Property and the Company is not in breach of any Lease.

Section 3.18         Personal Property. The Company has good title to, or in the case of leased property and assets has valid leasehold interests in, all material personal property and assets reflected on the Interim Balance Sheet or acquired after the Interim Balance Sheet Date, except for property and assets sold since the Interim Balance Sheet Date in the ordinary course of business. Such assets and tangible property are in satisfactory condition, reasonable wear and tear excepted.

Section 3.19         Regulatory Matters.

(a)          (i) All of the Company’s operations have in the past three years complied and do comply in all material respects with the applicable requirements of the U.S. Food and Drug Administration (“FDA”) and Drug Enforcement Agency (“DEA”), (ii) the Company has all material licenses and permits required for manufacturing or placing the Company’s products on the market in the United States and no license or permit has been revoked or terminated, (iii) in the past three years, the Company has not received any written notice that it is subject to any pending or threatened civil, criminal or administrative action, suit or proceeding from the FDA or any similar Governmental Authority that is adverse to the Company including a consent decree, injunction, or suspension of manufacturing, (iv) all manufacturing facilities of the Company are operated in material compliance with the Federal Food, Drug, and Cosmetic Act of 1938 (“FD&C Act”) and its implementing regulations, (v) the Company is in material compliance with all applicable requirements of the FDA and FD&C Act pertaining to registration, record-keeping, reporting, listing, labeling, advertising and promotion, pre- and post-marketing adverse event reporting, and manufacturing requirements, in each case to the extent applicable to the Company, and (vi) the Company has not in the past three years introduced into commercial distribution any Company products that upon their shipment by the Company were adulterated or misbranded as defined by the FD&C Act.

(b)          In the past three years, none of the Company’s products has been recalled or subject to FDA or other Governmental Authority correction or removal requirements or other field action, and the Company has not received in the past three years written notice from the FDA or another Governmental Authority of any proceeding seeking a recall, correction, removal, other field action, or seizure of any products.

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(c)          The Company has made available to Buyer true, correct and complete copies of (i) all customer complaints relating to any company Products and all MedWatch forms received by the Company or filed with the FDA during the past three years; (ii) all warning letters, untitled letters, regulatory letters, notices of inspectional observations (Form FDA 483s), establishment inspection reports (EIRs), or other material correspondence, including meeting minutes, relating to the Company’s products’ compliance with, and the Company’s compliance with, applicable Laws from the FDA or any other Governmental Authority and all of the Company’s written responses thereto in the past three years; and (iii) all written audit reports issued to the Company in the past three years pertaining to assessment of compliance with current Good Manufacturing Practice (cGMP) requirements by the Company.

(d)          The Company is in material compliance with the FDA’s policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any similar laws, rules, regulations or policies. To the knowledge of the Company, the Company has not made any materially false statements on, or material omissions from, any notifications, reports and other submissions to the FDA or any similar Governmental Authority.

(e)          As of the date hereof, neither the Company nor, to the knowledge of the Company, any individual employed by the Company, has been disqualified or debarred by the FDA pursuant to the FD&C Act, or been convicted under U.S. Law for misconduct relating to the development, approval, marketing or sale of pharmaceutical products, including the products manufactured by the Company.

Section 3.20         Transactions with Affiliates. Except for employment relationships, the payment of compensation and benefits in the ordinary course of business, and any of the items disclosed on Schedule 3.10(a), the Company is not a party to any material agreement or contract with any member, manager, officer, director or Affiliate of the Company. To the or the knowledge of the Company, the Company is not party to any material Contract with any immediate family member of any member, manager, officer, director or Affiliate of the Company. No member, manager, officer, director or Affiliate of the Company has any ownership or other legal interest in any material assets or properties used by the Company in the operation of its business as presently conducted.

Section 3.21         Significant Customers and Suppliers. Schedule 3.21 sets forth a list of (a) the five largest customers of the products sold by the Company in terms of sales to each such customer during the twelve months ended December 31, 2013 and (b) the five largest suppliers of the Company in terms of purchases or payments made by the Company during the twelve months ended December 31, 2013. Between the Interim Balance Sheet Date and the date of this Agreement, and other than in the ordinary course of business of the Company consistent with past practice, there has not been any written notice from any such customer or supplier that such customer or supplier has terminated or canceled or intends to terminate or cancel within the next six months any Material Contract between the Company and any such customer or supplier.

Section 3.22         Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to Buyer or its officers, directors, employees, agents or Representatives of any documentation or other information (including any financial projections or other supplemental date), except for the representations and warranties made by the Company in this ARTICLE 3, the Company expressly disclaims any representations or warranties of any kind or nature, whether written or oral, express or implied, as to the condition, value or quality of the securities or businesses or assets of the Company. The representations and warranties of the Company contained in this ARTICLE 3 are the only representations and warranties made by the Company in connection with the transactions contemplated by this Agreement and supersede any and all previous written and oral statements, if any, made by the Company or any of its Representatives.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements in this ARTICLE 4 are correct and complete as of the date hereof, except as set forth in the Disclosure Schedule.

Section 4.1           Organization. Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to carry on its businesses as it is now being conducted.

Section 4.2           Interests. Seller is the record and beneficial owner of the Interests, free and clear of any Liens other than Liens arising under applicable securities Laws, and will transfer and deliver to Buyer at the Closing valid title to such Interests free and clear of any Liens other than Liens arising under applicable securities Laws.

Section 4.3           Authority. Seller has all necessary power, capacity and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Documents to which it is a party, when entered into by Seller, will be, duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and the Ancillary Documents to which Seller is a party, when entered into by Seller, will constitute, the legal, valid and binding obligations of Seller enforceable in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.4           Consents and Approvals; No Violations.

(a)          Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3 and the Company set forth in ARTICLE 3, the execution and delivery by Seller of this Agreement do not, and of the Ancillary Documents (to which Seller is a party) on the Closing Date will not, and the performance by Seller of this Agreement and of the Ancillary Documents (to which Seller is a party) will not, in each case require any filing with or approval from any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act or any other applicable Antitrust Law, or (ii) where the failure to make such filing or obtain such approval would not reasonably be expected to have a Company Material Adverse Effect.

(b)          The execution and delivery by Seller of this Agreement do not, and of the Ancillary Documents (to which Seller is a party) on the Closing Date will not, and the performance by Seller of this Agreement and such Ancillary Documents (to which Seller is a party) will not, in each case (i) violate the Governing Documents of Seller or (ii) assuming compliance with the matters referred to in Section 4.4(a), violate any Law applicable to Seller or its assets or properties, except in each case for any such violations that would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.5           Brokers. Except for William Blair & Company, whose fees will be included in the Seller Expenses, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

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Section 4.6           Absence of Litigation. There is no action, suit, proceeding or claim pending against, or, to the knowledge of the Company, threatened against Seller, in each case before any arbitrator or Governmental Authority, which in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.7           Taxes. With respect to the business of the Company (i) Seller has timely filed (taking into account any valid extension of time) all Tax Returns that were required to be filed by Seller; (ii) all such Tax Returns were true, correct and complete in all material respects and have been prepared in compliance in all material respects with applicable Law; (iii) all Taxes owed by Seller (whether or not shown on any Tax Return) have been paid; (iv) to the knowledge of Company, the Company is not liable for any Tax of any other Person as a transferee or successor by Contract or otherwise; (v) no audit or other examination of any Tax or Tax Return of the Company is presently in progress nor has Seller received from any Governmental Authority any written notice of audit or other examination relating to a Tax matter or Tax Return; (vi) Seller has not waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (vii) Seller has not participated in a “reportable transaction” within the meaning of Regulations Section 1.6011-4(b).

Section 4.8           Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to Buyer or its officers, directors, employees, agents or Representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties made by Seller in this ARTICLE 4, Seller expressly disclaims any representations or warranties of any kind or nature, whether written or oral, express or implied, as to Seller or the condition, value or quality of the securities or businesses or assets of the Company. The representations and warranties of Seller contained in this ARTICLE 4 are the only representations and warranties made by Seller in connection with the transactions contemplated by this Agreement and supersede any and all previous written and oral statements, if any, made by Seller or any of its Representatives.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

Buyer and Buyer Parent jointly and severally represent and warrant to Seller that the statements in this ARTICLE 5 are correct and complete as of the date hereof.

Section 5.1           Organization. Buyer is a limited liability company and Buyer Parent is a corporation, each duly organized, validly existing and in good standing under the laws of their respective jurisdiction of formation and each has the requisite power and authority to carry on its businesses as it is now being conducted.

Section 5.2           Authority. Each of Buyer and Buyer Parent has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which Buyer is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by Buyer and Buyer Parent. This Agreement has been, and the Ancillary Documents to which Buyer is a party, when entered into by Buyer and Buyer Parent, will be, duly and validly executed and delivered by Buyer and Buyer Parent and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and the Ancillary Documents to which Buyer is a party, when entered into by Buyer or Buyer Parent, as applicable, will constitute, the legal, valid and binding obligations of Buyer or Buyer Parent, as applicable, enforceable in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

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Section 5.3           Consents and Approvals; No Violations.

(a)          Assuming the truth and accuracy of the representations and warranties of the Company set forth in Section 3.5 and of Seller set forth in Section 4.4, the execution and delivery by Buyer and Buyer Parent of this Agreement do not, and of the Ancillary Documents (to which Buyer is a party) on the Closing Date will not, and the performance by Buyer and Buyer Parent of this Agreement and of the Ancillary Documents (to which Buyer is a party) will not, in each case require any filing with or approval from any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act or any other applicable Antitrust Law, or (ii) where the failure to make such filing or obtain such approval would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)          The execution and delivery by Buyer and Buyer Parent of this Agreement do not, and of the Ancillary Documents (to which Buyer is a party) on the Closing Date will not, and the performance by Buyer and Buyer Parent of this Agreement and of the Ancillary Documents (to which Buyer is a party) will not, in each case (i) violate the Governing Documents of Buyer and Buyer Parent, (ii) assuming compliance with the matters referred to in Section 5.3(a), violate any Law applicable to Buyer or Buyer Parent, (iii) result in a material breach of any Contract to which Buyer or Buyer Parent is a party or by which Buyer or Buyer Parent may be bound, or (iv) result in the creation of any Lien, other than any Permitted Lien, upon any of the assets of Buyer or Buyer Parent.

Section 5.4           Financial Capability. Each of Buyer and Buyer Parent has, and will have available to it at the Closing, on an unconditional basis, the financial capability and all sufficient cash on hand (through existing credit agreements and otherwise) necessary and sufficient to complete each of the transactions contemplated hereby and to pay all fees and expenses of or payable by Buyer (including the Seller Expenses to the extent payable by Buyer as provided in this Agreement), and any other amounts required to be paid by it in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.5           Brokers. With the exception of Barclays Capital (whose fees shall be paid by Buyer), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Buyer Parent.

Section 5.6           Absence of Litigation. There is no action, suit, proceeding or claim pending against, or, to the actual knowledge of any of Buyer’s or Buyer Parent’s officers, directors, and managers, threatened against Buyer or Buyer Parent, in each case before any arbitrator or Governmental Authority, which in any manner challenges the validity or enforceability of this Agreement or seeks to prevent, enjoin, materially alter or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.7           Purchase for Investment; Absence of Knowledge. Buyer is purchasing the Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Interests and is capable of bearing the economic risks of such investment. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of investments such as the Interests as contemplated hereunder.

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ARTICLE 6
COVENANTS

Section 6.1           Conduct of Business of the Company. Except as contemplated by this Agreement (including the last sentence of this Section 6.1), from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall, except as set forth on Schedule 6.1 or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (i) use commercially reasonable efforts to cause the Company to (a) conduct its business in the ordinary course of business and (b) use commercially reasonable efforts to preserve its business organization and preserve in all material respects the present commercial relationships with key Persons with whom it does business and (ii) not permit the Company to do any of the following:

(a)          enter into, terminate or modify any Material Contract, other than in the ordinary course of business consistent with past practices;

(b)          declare, set aside or pay a dividend on, or make any other distribution in respect of, its equity securities except dividends or distributions made or paid in Cash and Cash Equivalents;

(c)          (i) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class or (ii) adjust, split, combine or reclassify any of its equity securities;

(d)          acquire or agree to acquire in any manner any business or any corporation, partnership, association or other business organization or division thereof of any other Person (including by merger or consolidation with or into, the purchase of more than 20% of the equity interests in, or the purchase of all or substantially all of the assets of, any such Person);

(e)          adopt any amendments to its Governing Documents;

(f)          enter into a Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $150,000 in any calendar year, except as contemplated in the Company’s capital expenditure budget for the year ending December 31, 2014;

(g)          merge or consolidate with or into any other Person or dissolve or liquidate;

(h)          except as required by the terms of any Employee Benefit Plan or Material Contract as in effect on the date hereof, (i) grant or announce any new incentive awards, bonus or similar compensation or any increase in the salaries or bonuses payable by the Company to any of the employees of the Company; provided that the Company shall be permitted to increase the salaries of its employees and pay bonuses to its employees, in each case in the ordinary course of business consistent with past practices, (ii) increase the benefits under any Employee Benefit Plan, (iii) otherwise enter into any transaction outside of the ordinary course of business with any of its officers or employees, (iv) take any action with respect to the grant of any Change of Control Payment or severance or termination pay that will become due and payable after the Closing Date; or (v) hire any additional executive officer whose annual compensation exceeds $150,000;

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(i)          mortgage, pledge or subject to any Lien, other than Permitted Liens, any of its properties or assets that are material to the business of the Company;

(j)          sell or otherwise dispose of any material assets outside the ordinary course of business, except for assets with a cost basis, in the aggregate, of less than $100,000, provided that the Company will not sell or otherwise dispose of the Syringe Equipment;

(k)          except in the ordinary course of business consistent with past practices, commence or settle any claim, action or proceeding, in each case involving an amount in excess of $150,000 individually or in the aggregate;

(l)          incur any Indebtedness (other than in the ordinary course of business substantially in accordance with past practice under credit facilities existing on the date hereof and other than performance bonds or pursuant to letters of credit entered into in the ordinary course of business substantially in accordance with past practice);

(m)          make any loans, advances or capital contributions to any Person, except for advances to employees, officers, or consultants for expenses incurred in the ordinary course of business;

(n)          make or change any Tax election, settle or compromise any Tax proceeding, liability for Taxes, or right to refund of Taxes, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or foreign law), change an annual accounting period with respect to Taxes, adopt or change any accounting method with respect to Taxes, file or amend any Tax Return, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company; or

(o)          agree to take any of the actions set forth in the foregoing clauses (a) through (n), except as otherwise contemplated by this Agreement.

Without limiting the forgoing, (x) nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, and (y) Seller and the Company may use any and all available Cash and Cash Equivalents to repay any Indebtedness prior to the Closing.

Section 6.2           Transfer Taxes. All transfer, stamp, documentary, registration, and value added Taxes, recording fees and other similar Taxes (“Transfer Taxes”) that are imposed on any of the Parties by any Governmental Authority in connection with the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The Parties shall cooperate with each other in connection with the filing of any Tax Returns relating to Transfer Taxes, including joining in the execution of any such Tax Return or other documentation where necessary. Buyer and Seller shall, upon request of the other party, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes. Unless otherwise required by applicable law, Buyer shall be responsible for preparing and timely filing, in accordance with applicable Law, any Tax Return relating to Transfer Taxes.

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Section 6.3           Access to Information.

(a)          From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall, and shall cause the Company and its Representatives to, use commercially reasonable efforts to provide Buyer and its authorized Representatives with reasonable access during normal business hours to the respective properties, books, Contracts and records of the Company as Buyer may reasonably request (collectively, an “Inspection”); provided that (i) Buyer shall provide Seller and the applicable Company with at least three Business Days’ prior written notice of any Inspection; (ii) at Seller’s option, any one or more of its Representatives shall be present at all Inspections; (iii) Buyer shall not initiate contact with Representatives of the Company other than Seller or its Representatives set forth on Section 6.3 of the Disclosure Schedule without the prior written consent of Seller, which consent shall not be unreasonably withheld; (iv) Buyer shall not interfere with the normal business operations of the Company; (v) neither Seller nor the Company shall be required to incur any costs in connection with the rights granted to Buyer in this Section 6.3; and (vi) Buyer shall not conduct any invasive or subsurface sampling of soil or groundwater at the Owned Real Property.

(b)          All confidential information (as defined in the Confidentiality Agreement) provided or made available pursuant to any Inspection shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.

(c)          Notwithstanding the foregoing, Seller shall not be required to provide, or cause to be provided, any information which (i) it reasonably believes it is prohibited from providing to Buyer and its Affiliates and Representatives by reason of applicable Law or by a confidentiality agreement with a third party to which Seller or the Company is subject, or (ii) constitutes information protected by the attorney/client and/or attorney work product privilege. The Parties shall, to the extent legally permissible, reasonably necessary and practicable, make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 6.4           Consents; Efforts to Consummate; Governmental Filings.

(a)          From the date hereof until the Closing, Buyer, Seller and the Company shall use their commercially reasonable efforts, and Seller shall cooperate with Buyer and the Company, to obtain at the earliest practicable date all Consents required to consummate the transactions contemplated hereby; provided that no Party shall be obligated to pay any consideration to any third party from whom consent is requested. Seller shall not have any liability to Buyer or any other Buyer Indemnitee arising out of or relating to the failure of Seller or the Company to obtain any such Consent prior to the Closing.

(b)          Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby and to cause the Closing to occur, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, Consents and approvals from all Governmental Authorities, using its commercially reasonable efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and to fulfill the conditions to the transactions contemplated hereby.

(c)          Without limiting the generality of the foregoing, as promptly as practicable (and in any event within three Business Days) after the date hereof, Buyer and Seller each shall properly prepare and file any other filings required under federal, state or foreign law relating to the transactions contemplated hereby (including filings, if any, required under the HSR Act) (collectively, the “Other Filings”). Buyer and Seller shall each promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any Other Filings by any Governmental Authority or official, and Buyer and Seller shall each supply the other with copies of all material correspondence between Buyer or Seller, as the case may be, and any other appropriate governmental official with respect to any Other Filings.

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(d)          Buyer and Seller hereby covenant and agree to seek early termination of the waiting period under the HSR Act and to use their respective commercially reasonable best efforts to secure such termination and termination of any other waiting periods under any other applicable Antitrust Law and obtain the approval of any Governmental Authority necessary to consummate the transactions contemplated hereby; provided, however, notwithstanding the foregoing, nothing in this Agreement shall be construed to require Buyer or any of its Subsidiaries, Seller or the Company to proffer to, agree to, or enter into an agreement relating to a disposition, divestment or holding separate of any plants or other assets, businesses or operations of Buyer or any of its Subsidiaries or of the Company.

(e)          Buyer and Seller shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining any consents from Governmental Authorities, including (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any communications from or with any Governmental Authority with respect to the transactions contemplated by this Agreement, (ii) permitting the other Party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or any material proposed oral) communication with any Governmental Authority, (iii) not participating in any significant meeting with any Governmental Authority unless it consults with the other Party in advance and to the extent permitted by such Governmental Authority gives the other Party the opportunity to attend and participate thereat, (iv) furnishing the other Party with copies of all material correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Authority with respect to this Agreement and the transactions contemplated hereby, and (v) furnishing the other Party with such necessary information and reasonable assistance as such other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Authority.

(f)          Buyer and Seller may, as they deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to the recipient or to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer or Seller, as the case may be) or the source’s legal counsel.

Section 6.5           Press Release. The initial press release of Buyer Parent regarding the transactions contemplated hereby, to be released as promptly as practicable following the execution of this Agreement, is attached hereto as Exhibit D.

Section 6.6           Indemnification; Directors’ and Officers’ Insurance.

(a)          For not less than six years from and after the Closing, Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company, as provided in the Company’s Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that the Company on its own behalf will perform and discharge the Company’s obligations to provide such indemnity and exculpation. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the applicable Company shall advance expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements. For not less than six years from and after the Closing, the indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of the Company, unless such modification is required by applicable Law.

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(b)          Contemporaneously with the Closing, Seller shall purchase or cause the Company to purchase and maintain in effect, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, for a period of six years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the Company’s current directors’ and officers’ liability insurance policies; provided that Seller may permit the Company to substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date. The fees and expenses of such tail policy (including brokerage fees and commissions) shall be borne 50% by Seller and 50% by Buyer, provided that if Buyer has not paid for its 50% of such fees prior to Closing, then Buyer’s obligation for such amount shall be satisfied by increasing the amount of Closing Cash (and Estimated Closing Cash) by such amount.

(c)          The current and former directors, officers, employees and agents of the Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.6 are intended to be third party beneficiaries of this Section 6.6. This Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer.

(d)          Buyer agrees to pay, or to cause the Company to pay all expenses, including reasonable attorneys’ fees, which may be incurred by the indemnified persons referred to in this Section 6.6 in connection with their enforcement of their rights provided in this Section 6.6.

(e)          If Buyer, the Company or any of their respective successors or assigns, proposes to (i) consolidate with or merge into any other Person and Buyer or the Company (as applicable) shall not be the continuing or surviving corporation or entity in such proposed transaction, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of Buyer or the Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 6.6.

Section 6.7           Documents and Information. After the Closing Date, Buyer shall, and shall cause the Company to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the applicable Company, upon reasonable request and upon reasonable notice.

Section 6.8           Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to), contact any customer, supplier, distributor or other material business relation of the Company regarding the Company, its business or the transactions contemplated by this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

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Section 6.9           Further Assurances. Subject to the terms and conditions hereof, each Party hereby agrees, from time-to-time as and when reasonably requested by any other Party, to execute and deliver, or cause to be executed and delivered, all such documents and other papers and to use its commercially reasonable efforts to take, or cause to be taken, all such further or other appropriate actions and to do, or cause to be done, all other things (in each case subject to Section 6.4) as such other Party may reasonably deem necessary or desirable to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

Section 6.10         Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall (i) not take, or permit the Company or any of its Affiliates to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with, any Person (other than Buyer and/or its respective Affiliates) concerning any purchase of the Company’s equity securities or any merger, sale of substantial assets or similar transaction involving the Company other than sales of inventory in the ordinary course of business and assets sold in accordance with Section 6.1 (each such acquisition transaction, an “Acquisition Transaction”), (ii) promptly terminate any ongoing discussions or negotiations with third parties in connection with an Acquisition Transaction and request the return of all confidential information from such third parties, and (iii) reject any unsolicited Acquisition Transaction proposals.

Section 6.11         Confidentiality.

(a)          Buyer’s Pre-Closing Confidentiality Obligations. Buyer acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement shall terminate; provided that prior to the Closing, Buyer may disclose such Confidential Information to its Representatives in connection with the transactions contemplated hereby and to its lenders or other Persons in connection with any financing, in each case, so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. Buyer shall be responsible for any failure to treat such information confidentially or any misuse of such information by such Persons.

(b)          Seller’s Post-Closing Confidentiality Obligations.

(i)          Confidentiality Obligation. For a period of five years following the Closing Date, Seller shall not, and shall direct its controlled Affiliates and Representatives not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information.

(ii)         Exceptions. Notwithstanding the foregoing, Seller shall be permitted to make any such disclosure to (A) Seller’s Representatives who legitimately need to know such information and who agree to keep such information confidential and are made aware of Seller’s obligations of confidentiality under this Agreement, (B) the extent requested by a Governmental Authority or required by Law or legal process (in which case Seller will, to the extent reasonably practicable and legally permissible, provide Buyer with advance notice of such required or requested disclosure, shall use commercially reasonable efforts to resist such disclosure, and, at the request of Buyer, shall cooperate with Buyer to, at Buyer’s sole cost and expense, limit or prevent such disclosure), (C) any partner or member or equityholder of Seller or Seller’s Affiliates as required by Seller’s organizational documents or contractual obligations with such partners, members or equityholders, or the terms of investment in Seller or Seller’s Affiliates generally, or (D) any prospective investor in Seller or any of its Affiliates, provided that with respect to clauses (C) and (D), that such recipients are subject to customary confidentiality obligations.

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Section 6.12         Tax Covenants.

(a)          For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Company that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period in accordance with this Section 6.12(a). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date.

(b)          Except to the extent attributable to any Tax attribute or other Tax benefit generated after the Closing Date, Seller will be entitled to any refunds or credits for overpayment of Taxes of the Company attributable to or arising in any Pre-Closing Tax Period (to the extent such Taxes were paid by the Company or Seller). Buyer will cause the Company to forward to Seller or to reimburse Seller for any such refunds or credits due to Seller promptly, and in any event within ten days, after receipt or realization thereof, net of any reasonable costs, increased Taxes attributable to obtaining such refunds or credits of Taxes or required Tax withholdings. For the avoidance of doubt, refunds or credits of Taxes shall include any amounts owed or otherwise payable by a Governmental Authority pursuant to any claim for refund or amended Tax Return, but shall only be reimbursed to Seller upon receipt or realization. To the extent such refund or credits of Taxes are subsequently disallowed or required to be returned to the applicable Governmental Authority, Seller agrees to promptly repay the amount of such refund or credit for overpayment, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to Buyer. In addition, Buyer or the Company shall refund to Seller any amounts deducted from the Purchase Price through Net Working Capital for any Taxes for a Pre-Closing Tax Period (such deducted Taxes “Current Period Taxes”) that are not due and owing after the Closing Date. Buyer or the Company shall provide to Seller evidence reasonably satisfactory to Seller of the payment of all Current Period Taxes to a taxing authority.

(c)          Buyer covenants that all material Tax Returns required to be filed after the Closing Date with respect to the Company with respect to any Pre-Closing Tax Period will be filed by the Company when due (taking into account any extension of a required filing date).

(d)          Unless required by applicable Law, Buyer covenants that it will not, nor will it cause or permit the Company or any Affiliate of Buyer to make or change any Tax election, amend any Tax Return or take any Tax position with respect to a Pre-Closing Tax Period on any Tax Return with respect to a Pre-Closing Tax Period, or, without the prior written consent of Seller not to be unreasonably denied, take any action outside of the ordinary course of business (which for the avoidance of doubt shall not preclude Buyer or the Company from taking any position on a Tax Return filed for a taxable period beginning after the Closing Date that is inconsistent with positions taken by the Company on Tax Returns filed prior to the Closing), in each case that could reasonably be expected to increase any Tax liability of Seller or any of its Affiliates, including for this purpose, the Company, in respect of any Pre-Closing Tax Period.

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(e)          Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Seller agree to retain or cause to be retained all books and records pertinent to the Company until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Authority. Buyer agrees to give Seller reasonable notice prior to transferring, discarding or destroying any such books and records relating to Pre-Closing Tax Period Tax matters and, if Seller so requests, Buyer shall allow Seller to take possession of such books and records at Seller’s sole expense. Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Company for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

(f)          Seller has notified Buyer that (i) as a result of the Company’s treatment as a disregarded entity for federal and state income tax purposes, the income of the Company has been included in Seller’s federal and state income tax returns during the tax periods that Seller has owned the Company, (ii) Seller’s federal and state income tax returns during such tax periods have reflected no material income and deductions other than the income and deduction associated with Seller’s ownership and financing of the Interests, and (iii) the Company and its outside accountants have performed substantially all of the work associated with preparing Seller’s federal and state income tax returns during such tax periods. Following the Closing, the Company shall provide reasonable assistance to Seller, at Seller’s sole expense for any out-of-pocket expenses incurred by Buyer or the Company, in connection with preparation of Seller’s federal and state income tax returns for the tax period that includes the Closing Date.

(g)          This Section 6.12(g) and not Section 9.4 shall control any inquiry, assessment, Proceeding or other similar event relating to Taxes of the Company for any Pre-Closing Tax Period (a “Tax Matter”). Seller, at Seller’s sole expense, shall have the right to represent the interests of the Company before the relevant Governmental Authority solely with respect to any Tax Matter relating to income taxes for any Pre-Closing Tax Period (other than any Straddle Period) and shall have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided that (i) Buyer shall have the right to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Seller, and (ii) Seller shall not enter into any settlement of or otherwise compromise any such Tax Matter without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed. For all other Tax Matters relating to any Pre-Closing Tax Period, Buyer shall have the right to control the defense, compromise or other resolution of any such Tax Matter; provided that (i) Seller shall have the right to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Buyer, and (ii)Buyer shall not enter into any settlement of or otherwise compromise any such Tax Matter without the prior written consent of Seller, which consent shall not be unreasonably conditioned, withheld, or delayed.

(h)          For Tax purposes, the Parties agree to treat all payments made under this Section 6.12 as adjustments to the Base Purchase Price, unless otherwise required by Law.

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Section 6.13         Termination of Intercompany Contracts and Accounts. Seller agrees that at or immediately prior to the Closing, it shall take all necessary action to cause all Contracts, accounts and transactions between Seller or its Affiliates (other than the Company), on the one hand, and the Company, on the other hand (in each case, other than those described in Schedule 3.20(a)), to be settled (irrespective of the terms of payment of such intercompany accounts), terminated and canceled without any further liability after the Closing.

Section 6.14         Resignations. Seller shall use commercially reasonable efforts to obtain letters of resignation effective as of the Closing from each of the managers of the Company that Buyer specifies in writing to Seller at least ten Business Days prior to the Closing Date.

Section 6.15         Employee Benefit Matters.

(a)          Buyer agrees that, from and after the Closing Date, Buyer shall and shall cause the Company to grant all of its employees credit for any service with the Company earned prior to the Closing Date (i) for eligibility and vesting purposes, and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or the Company on or after the Closing Date (collectively, the “New Plans”), except as would result in duplication of benefits.

(b)          Buyer agrees that Buyer shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B 9. Nothing contained in this Section 6.15, express or implied, is intended to confer upon any employee of the Company any right to continued employment for any period, continued receipt of any specific employee benefit, be considered a third party beneficiary under this Agreement, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan.

Section 6.16         Certain Assignments, etc. Prior to the Closing, Seller shall:

(a)          assign to the Company the Contracts listed in Schedule 6.16(a) pursuant to an assignment agreement in form and substance reasonably satisfactory to Seller and Buyer, after which Buyer shall be responsible for all obligations under such Contracts arising from and after the Closing;

(b)          assign to the Company, or terminate, the Contracts listed on Schedule 6.16(b) (and if assigned, pursuant to an assignment agreement in form and substance reasonably satisfactory to Seller and Buyer);

(c)          use commercially reasonable efforts to (i) renew in the name of the Company the insurance policies listed in Schedule 6.16(c), or if not so renewed, (ii) assign such insurance policies from Seller to the Company, and in each such case, use commercially reasonable efforts to obtain the consent of the insurer with respect to the continuation of such insurance policies after the Closing, subject to the limitations set forth in Section 6.4; and

(d)          use commercially reasonable efforts, in cooperation with Buyer, to establish a new bank account in the name of the Company as of the Closing.

Section 6.17         Seller Solvency. Until the Final Survival Date has occurred for all Fundamental Representations, Seller shall ensure that it retains sufficient assets that it reasonably determines in good faith are necessary to fulfill its indemnification obligations under this Agreement.

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ARTICLE 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
CONTEMPLATED BY THIS AGREEMENT

Section 7.1           Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that, if permitted by applicable Law, Buyer may waive any one or more of the following conditions):

(a)          there shall not be in effect any Law or Order enacted, issued, promulgated, enforced or entered by any court or other Governmental Authority of competent jurisdiction (each, a “Restraint”) that permanently enjoins, restrains or otherwise prohibits the consummation of the transactions contemplated hereby; provided that prior to invoking this condition, Buyer shall have used commercially reasonable efforts (including in accordance with Section 6.4) to remove any such Restraint and shall have complied with all other terms of this Agreement;

(b)          Seller shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by Seller under this Agreement at or prior to the Closing;

(c)          the consent from the third party set forth on Schedule 7.1(c) with respect to the assignment of the Contract listed on such Schedule 7.1(c) from Seller to the Company shall have been obtained and evidence thereof shall have been delivered by the Company to Buyer;

(d)          the representations and warranties of the Company contained in ARTICLE 3 and Seller contained in ARTICLE 4 shall be true and correct (without giving effect to any limitation or qualification contained therein relating to “materiality” or “Company Material Adverse Effect”) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only at and as of such date), except where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedule but without giving effect to any limitation or qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(e)          Buyer shall have received (i) payoff letters reasonably acceptable to it with respect to the repayment, as contemplated hereby, of all outstanding Indebtedness of the Company to be included in the Debt Payoff Amount, and (ii) any necessary UCC termination statements or other releases as may be required to release all Liens related thereto;

(f)          Seller shall have delivered, or caused to be delivered, to Buyer the deliverables set forth in Sections 2.3(a)(i)-(iii);

(g)          Buyer shall have received from the Escrow Agent and Seller a duly executed counterpart to the Escrow Agreement;

(h)          the Company shall have delivered to Buyer a certificate of the Secretary of the Company, in his or her capacity as such, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) a copy of the Company’s Governing Documents, each as in effect from the date of this Agreement until the Closing Date and (iii) a copy of the resolutions of Seller, acting as the sole member of the Company, authorizing and approving the applicable matters contemplated hereunder;

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(i)          no proceeding shall be pending before any Governmental Authority wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; and

(j)          the applicable waiting period under the HSR Act shall have expired or been terminated, and all other material foreign antitrust approvals, consents or authorizations under foreign Antitrust Laws required to be obtained prior to the Closing from any Governmental Authority in order to consummate the transactions contemplated hereby shall have been obtained.

Section 7.2           Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that, if permitted by applicable Law, Seller may waive any one or more of the following conditions):

(a)          there shall not be in effect any Restraint that permanently enjoins, restrains or otherwise prohibits the consummation of the transactions contemplated hereby; provided that prior to invoking this condition, Seller shall have used commercially reasonable efforts (including in accordance with Section 6.4) to remove any such Restraint and shall have complied with all other terms of this Agreement;

(b)          Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by Buyer under this Agreement at or prior to the Closing;

(c)          the consent from the third party set forth on Schedule 7.1(c) with respect to the assignment of the Contract listed on such Schedule 7.1(c) from Seller to the Company shall have been obtained;

(d)          the representations and warranties of Buyer contained in ARTICLE 5 shall be true and correct (without giving effect to any limitation or qualification contained therein relating to “materiality” or “Buyer Material Adverse Effect”) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only at and as of such date), except where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedule but without giving effect to any limitation or qualification as to “materiality” or “Buyer Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect;

(e)          Buyer shall have delivered, or caused to be delivered, to Seller the deliverables set forth in Sections 2.3(b)(i) and (ii);

(f)          Buyer shall have delivered to Seller a certificate of the Secretary of Buyer, in his or her capacity as such, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Buyer executing documents executed and delivered in connection herewith, (ii) a copy of Buyer’s Governing Documents, each as in effect from the date of this Agreement until the Closing Date and (iii) a copy of the resolutions of the manager of Buyer, authorizing and approving the applicable matters contemplated hereunder;

(g)          no proceeding shall be pending before any Governmental Authority wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

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(h)          the applicable waiting period under the HSR Act shall have expired or been terminated, and all other material foreign antitrust approvals, consents or authorizations under foreign Antitrust Laws required to be obtained prior to the Closing from any Governmental Authority in order to consummate the transactions contemplated hereby shall have been obtained; and

(i)          Seller shall have received from the Escrow Agent and Buyer a duly executed counterpart to the Escrow Agreement.

Section 7.3           Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE 7 to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by and subject to Section 6.4.

ARTICLE 8
TERMINATION

Section 8.1           Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)          by written consent of Seller and Buyer;

(b)          by written notice to Seller from Buyer if:

(i)          there is any breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, such that the conditions specified in Section 7.1(b) or Section 7.1(d) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Seller through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days after receipt by Seller of written notice from Buyer of such breach, but only as long as Seller continues to use its commercially reasonable efforts to cure such Terminating Seller Breach (the “Seller Cure Period”), such termination shall not be effective and the Termination Date shall be automatically extended until the end of the Seller Cure Period, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period; or

(ii)         the Closing has not occurred on or before the 50th day after the date hereof (subject to (A) Section 8.1(b)(i), Section 8.1(c)(i) and Section 10.20, and (B) the proviso to this clause (ii), the “Termination Date”), unless Buyer’s willful breach is the primary reason for the Closing not occurring on or before such date;

(iii)        the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order of a court of competent jurisdiction; or

(c)          by written notice to Buyer from Seller if:

(i)          (A) there is a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 7.2(b) or Section 7.2(c) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days after receipt by Buyer of written notice from Seller of such breach, but only as long as Buyer continues to exercise such commercially reasonable efforts to cure such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall not be effective and the Termination Date shall be automatically extended until the end of the Buyer Cure Period, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period, or (B) (1) all of the conditions set forth in Section 7.1 have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing), and (2) Buyer has failed to consummate the transactions contemplated by this Agreement within three Business Days following the date the Closing should have occurred pursuant to Section 2.1(d);

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(ii)         the Closing has not occurred on or before the Termination Date, unless Seller’s willful breach is the primary reason for the Closing not occurring on or before such date; or

(iii)        the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order of a court of competent jurisdiction.

Section 8.2           Procedure upon Termination. In the event of termination and abandonment by Buyer or Seller pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by Buyer, Seller or the Company.

Section 8.3           Effect of Termination. Except as otherwise set forth in this Section 8.3, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Party hereto or its Affiliates, officers, directors or stockholders, other than liability of Seller or Buyer, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination; provided that a failure of Buyer to consummate the transactions contemplated hereby in breach of this Agreement shall be deemed to be intentional and willful if Buyer does not have sufficient funds available to consummate the transactions contemplated hereby. In determining losses or damages recoverable upon termination by a Party hereto for another Party’s breach, the Parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs and shall include all losses and damages that such party sustains. Notwithstanding the foregoing, the provisions of ARTICLE 1, Section 6.3(b), Section 6.5, Section 6.11, this ARTICLE 8, ARTICLE 10 and the Confidentiality Agreement shall survive such termination and remain valid and binding obligations of the Parties.

ARTICLE 9
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS; INDEMNIFICATION

Section 9.1           Survival of Representations, Warranties and Covenants. Except to the extent a different period is expressly set forth herein with respect to a covenant to be performed after the Closing, the representations, warranties, covenants and agreements in this Agreement shall survive the Closing and shall terminate on the date that is twelve (12) months after the Closing Date; provided, however, that the representations and warranties set forth in Section 3.2 (Capitalization of the Company), Section 3.3 (Authority), Section 3.15 (Tax Matters); Section 3.16 (Brokers), Section 4.3 (Authority), Section 4.5 (Brokers), Section 5.2 (Authority), and Section 5.5 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing and shall terminate on the date that is the earlier of (A) six (6) years after the Closing Date and (B) sixty (60) days after the expiration of the applicable statute of limitations period; provided further, that the representations and warranties set forth in Section 3.11 (Environmental) and Section 3.19 (Regulatory) (collectively, the “Special Representations”) shall survive the Closing and terminate on the date that is twenty four (24) months after the Closing Date and provided further that the covenants that are intended to survive the Closing shall survive until their specified survival period or, if no such period is specified, until such covenants are performed; provided further that the representations and warranties in Section 3.15 (Tax Matters) shall not terminate until sixty (60) days after the expiration of the applicable statute of limitations (each such termination date, a “Survival Period Termination Date”). No Person shall be liable for any claim for indemnification under this ARTICLE 9 unless a Notice of Claim is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the Survival Period Termination Date, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved, if, but only if, (x) in the case of a claim made by reason of a third party claim, the Notice of Claim is accompanied by a copy of the written notice of the third party claimant and (y) in the case of any claim made other than by reason of a third party claim, some Losses shall have been incurred in good faith at or prior to the date of such notice.

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Section 9.2           Indemnification by Seller for the Benefit of Buyer. Subject to the other provisions of this ARTICLE 9, from and after the Closing, Seller shall indemnify, defend and hold Buyer and its Affiliates, officers, directors, employees, and/or agents (each a “Buyer Indemnitee”) harmless from any damages, losses, liabilities, Taxes, obligations, or reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses) (each, a “Loss”) actually incurred by any Buyer Indemnitee as a result of (a) any inaccuracy of any representation or warranty made by the Company contained in ARTICLE 3, by Seller contained in ARTICLE 4, or in the certificate delivered by Seller pursuant to Section 2.3(a)(ii) in respect thereof, (b) any breach by the Company of any of the covenants or agreements contained herein which are to be performed or complied with by the Company prior to or at the Closing, (c) any breach by Seller of any of the covenants or agreements contained herein which are to be performed or complied with by Seller, or (d) any Indemnified Taxes (without duplication of any recovery under Section 9.2(a) with respect to Section 3.15 or Section 4.7); provided that (x) Seller shall have no obligation to indemnify any Buyer Indemnitees under Section 9.2(a) unless and until the aggregate amount of Losses that would otherwise be payable under Section 9.2(a) exceeds on a cumulative basis an amount equal to $1,000,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible; and (y) the aggregate amount of Losses for which the Buyer Indemnitees shall be entitled to indemnification under Section 9.2(a) shall not exceed an amount equal to $7,700,000 (the “Cap”). Notwithstanding the foregoing, the limitations set forth in the foregoing clauses (x) and (y) shall not be applicable to any claims (i) brought under Section 9.2(a) in respect of any Fundamental Representations or Indemnified Taxes or (ii) arising out of or in connection with fraud (provided that the aggregate amount of Losses for which the Buyer Indemnitees shall be entitled to indemnification in respect of Fundamental Representations shall not exceed an amount equal to the Base Purchase Price). In addition, notwithstanding the foregoing, the limitations set forth in the foregoing clause (x) shall not be applicable to any claims brought under Section 9.2(a) in respect of any Special Representations.

Section 9.3           Indemnification by Buyer for the Benefit of Seller. Subject to the other provisions of this ARTICLE 9, from and after the Closing, Buyer shall, and shall cause the Company to, indemnify, defend and hold Seller and its Affiliates (other than the Company), officers, directors, employees, and/or agents (each a “Seller Indemnitee”) harmless from any Loss actually incurred by any Seller Indemnitee as a result of (a) any inaccuracy of any representation or warranty made by Buyer contained in ARTICLE 5, or in the certificate delivered by Buyer pursuant to Section 2.3(b)(ii) in respect thereof, (b) any breach by Buyer of any of the covenants or agreements contained herein which are to be performed or complied with by Buyer or, after the Closing, by the Company, and (c) the conduct of the business of, or actions taken by, Buyer or the Company after the Closing); provided that (x) Buyer shall have no obligation to indemnify any Seller Indemnitees under Section 9.3(a) unless and until the aggregate amount of Losses that would otherwise be payable under Section 9.3(a) exceeds on a cumulative basis an amount equal to the Deductible and then only to the extent such Losses exceed the Deductible; and (y) the aggregate amount of Losses for which the Seller Indemnitees shall be entitled to indemnification under Section 9.3(a) shall not exceed an amount equal to the Cap. Notwithstanding the foregoing, the limitations set forth in the foregoing clauses (x) and (y) shall not be applicable to any claims brought under Section 9.3(a) in respect of any Fundamental Representations, or arising out of or in connection with fraud (provided that the aggregate amount of Losses for which the Seller Indemnitees shall be entitled to indemnification in respect of Fundamental Representations shall not exceed an amount equal to the Base Purchase Price). Any indemnification of Seller Indemnitees pursuant to this Section 9.3 shall be effected by wire transfer of immediately available funds to an account designated by Seller within 15 days after the determination thereof.

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Section 9.4           Third Party Claims.

(a)          Any Person making a claim for indemnification under Section 9.2 or Section 9.3 (an “Indemnitee”) shall notify the indemnifying party (which, for the avoidance of doubt, shall be deemed to be Seller in the event of a claim made under Section 9.2) (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it by a third party (each, a “Third Party Claim”), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof. Any Indemnitor shall be entitled to participate in the defense of such Third Party Claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that any Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein; provided further that the Indemnitee shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee. If the Indemnitor shall control the defense of any such Third Party Claim then the Indemnitor shall be entitled to settle such Third Party Claim; provided the Indemnitor shall not be permitted, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), to enter into any settlement of a Third Party Claim or cease to defend such Third Party Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice except for payments that would be required to be paid by Buyer representing the Deductible. In no event will an Indemnitee consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnitor.

(b)          All of the Parties shall reasonably cooperate in the defense or prosecution of any such third party claim in respect of which indemnity may be sought hereunder and each of Buyer and Seller (or a duly authorized Representative of such Party) shall (and shall cause the Company to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(c)          In the event any Indemnitee has a claim for indemnification under Section 9.2 or Section 9.3 which it determines to assert and that does not constitute a Third Party Claim, the Indemnitee shall assert such claim by delivering a Notice of Claim to the Indemnitor promptly after becoming aware of such claim.

Section 9.5           Additional Limitations on Indemnification Obligations. Notwithstanding anything in this Agreement to the contrary, and in addition to any other limitations provided herein, the rights of the Buyer Indemnitees and the Seller Indemnitees to indemnification pursuant to the provisions of Section 9.2 or Section 9.3 are subject to the following limitations:

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(a)          the amount of any Loss shall be calculated net of (i) the Deemed Tax Benefit and (ii) any insurance proceeds (net of direct collection expenses) or any indemnity, contribution or other similar payment received by the Indemnitee from any third party with respect thereto. For purposes hereof, the “Deemed Tax Benefit” shall mean 5% of the amount of the portion of any Loss that is deductible by Buyer or the Company in the taxable year of the Loss. The Indemnitee shall seek full recovery under all insurance policies covering any Loss. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnitor;

(b)          the Indemnitor shall be subrogated to all rights of the Indemnitee and its affiliates in respect of any Losses indemnified by the Indemnitor;

(c)          the Buyer Indemnitees and the Seller Indemnitees shall not be entitled to indemnification pursuant to Section 9.2 for any Loss underlying any such indemnification claim to the extent that:

(i)          prior to the date hereof, the Company provided for or recorded a reserve in its books and records (including any such provision or reserve reflected on a balance sheet included in the Financial Statements or on the Reference Statement) with respect to the matter giving rise to the Loss, including in a general category of items or matters similar in nature to the specific items or matters giving rise to such Loss,

(ii)         such Loss was taken into account in the calculation of Closing Current Liabilities or in the determination of the Base Purchase Price (including any adjustment thereto contemplated by Section 2.4(d)) pursuant to ARTICLE 2, or

(iii)        such Loss arises as a result of a change after the Closing in any accounting principle, method or policy (including any change in GAAP or application thereof) (provided that for the avoidance of doubt, any such change may only be made in compliance with the provisions hereof, including Section 2.4(e));

(d)          the Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 9.2 for any Loss if Buyer (or any director or officer of Buyer or its Affiliates) had knowledge at or as of the Closing of the Circumstances constituting or resulting in the breach (alleged or otherwise) of the representation, warranty or covenant giving rise to such Loss;

(e)          no claim shall be brought or maintained by any Buyer Indemnitee or Seller Indemnitee against any officer, director, employee (present or former) or Affiliate of any Party which is not otherwise expressly identified as a Party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged inaccuracy in or breach of any of the representations, warranties, covenants or agreements of any Party hereto set forth or contained in this Agreement or any exhibit or Schedule hereto or any certificate delivered hereunder, provided, that the provisions of this Section 9.5(e) shall not apply to any officer, director, employee or Affiliate of any Party that commits fraud; and

(f)          notwithstanding anything herein to the contrary, for all purposes hereunder the term “Loss” shall not include any consequential damages (including loss of revenue, income or profits, loss or diminution in value of assets or securities) or punitive, special, exemplary or indirect damages, except, in each case, to the extent required to be paid by an Indemnitee to a third party in connection with a Third Party Claim, and no “multiple of profits” or “multiple of cash flow” or other valuation methodology shall be used in calculating the amount of any Losses.

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Section 9.6           Manner of Payment. Any indemnification owed to a Buyer Indemnitee pursuant to Section 9.2 shall, at any time prior to the Escrow Termination Date and to the extent of available funds, be satisfied from the funds held in the Escrow Fund (and Buyer and Seller shall promptly execute and deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to promptly release the applicable amount of such funds to the Indemnitee).  Following the Escrow Termination Date, or at any time (whether before, on or after the Escrow Termination Date) that the funds held in the Escrow Fund are insufficient to satisfy any indemnification owed to a Buyer Indemnitee, Seller shall promptly, but in any event within five Business Days, make the applicable payment by wire transfer of immediately available funds to an account designated by Buyer.  Any indemnification owed to a Seller Indemnitee pursuant to Section 9.3 shall be paid by Buyer (or the Company, at the direction of Buyer)  promptly, but in any event within five Business Days by wire transfer of immediately available funds to an account designated by Seller.

Section 9.7           Treatment of Indemnity Payments. The Parties agree that any indemnification payments made pursuant to this ARTICLE 9 shall be treated as adjustments to the purchase price for Tax purposes, unless otherwise required by Law, and such agreed treatment shall govern for purposes of this Agreement.

Section 9.8           Exclusive Remedy. Except (a) in the case where a Party seeks to obtain specific performance pursuant to Section 10.20, (b) for the purchase price adjustment procedures set forth in Section 2.4(d) and (c) for claims arising out of or in connection with fraud, from and after the Closing the rights of the Parties to indemnification pursuant to the provisions of this ARTICLE 9 shall be the sole and exclusive remedy for the Parties hereto with respect to any matter in any way arising from or relating to (i) this Agreement or its subject matter or (ii) any other matter relating to the Company prior to the Closing, the operation of their respective businesses prior to the Closing, or any other transaction or state of facts relating to the Company prior to the Closing, in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, and the Parties hereby agree that the Buyer Indemnitees shall have no remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this ARTICLE 9. Buyer acknowledges and agrees that the Buyer Indemnitees may not avoid such limitation on liability by (1) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (2) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations, warranties and covenants contained in this Agreement. The Parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer’s and the Buyer Indemnitees’ and Seller’s and the Seller Indemnitees’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder. Subject to the foregoing and the additional procedures for bringing or resolving disputes as specifically provided in ARTICLE 10, to the maximum extent permitted by Law, the Parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any Laws at common law, in equity or otherwise.

Section 9.9           Acknowledgment of Buyer. Buyer understands, acknowledges and agrees that, except for the representations and warranties made by the Company in ARTICLE 3 and Seller in ARTICLE 4, the Company and Seller expressly disclaim any representations or warranties of any kind or nature, whether written or oral, express or implied, as to Seller, the Company or the condition, value or quality of the securities or businesses or assets of the Company.  In connection with Buyer’s investigation of Seller and the Company, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information.  Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans and that Buyer is responsible for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts.  Accordingly, Buyer hereby acknowledges that none of Seller, the Company or any other Person is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts.  Except as set forth in this Agreement (including ARTICLE 9) or in any Ancillary Document, Buyer agrees that none of Seller, the Company or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including the Company Overview/Confidential Informational Presentation dated March 2014 prepared by William Blair & Company, and any information, document or material made available to Buyer or its Affiliates in any “data room,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

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ARTICLE 10
MISCELLANEOUS

Section 10.1         Amendment. This Agreement may be amended, modified or supplemented only by a written agreement duly executed and delivered by Buyer and Seller, and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.1 shall be void and of no force or effect.

Section 10.2         Extension; Waiver. At any time prior to the Closing, Seller may agree to (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company or Seller contained herein or in any document, certificate or writing delivered by Seller pursuant hereto or (iii) waive compliance by Seller with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.3         Entire Agreement; Assignment. This Agreement (together with the exhibits hereto and the Disclosure Schedule), the Ancillary Documents, and the Confidentiality Agreement together constitute the entire agreement among the Parties with respect to the subject matter of such documents and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of such documents. In the event of any inconsistency between the provisions of this Agreement and the provisions of any Ancillary Document or the Confidentiality Agreement, the provisions of this Agreement shall prevail. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise), other than for collateral purposes, without the prior written consent of Buyer and Seller. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.3 shall be void and of no force or effect.

Section 10.4         Notices. All notices, requests, demands and other communications (including, for the avoidance of doubt, any notice or document sent by any Party, or by the Accounting Firm, pursuant to ARTICLE 2) under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the Party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission or by e-mail to the facsimile number or e-mail address given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the Party as follows:

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(a)          If to Buyer:

Albany Molecular Research, Inc.

P.O. Box 15098

26 Corporate Circle

Attention:	Lori M. Henderson
Facsimile:	(518) 512-2075
E-mail:	lori.henderson@amriglobal.com

with a copy (which shall not constitute notice to Buyer) to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention:	John M. Mutkoski
Facsimile:	(617) 523-1231
E-mail:	jmutkoski@goodwinprocter.com

(b)          If to the Company (prior to Closing) or Seller:

c/o Altaris Capital Partners, LLC

600 Lexington Avenue, 11th Floor

New York, NY 10022

Attention:	George Aitken-Davies
Facsimile:	212-931-0236
E-mail:	george.aitken-davies@altariscap.com

with a copy (which shall not constitute notice to Seller) to:

Schiff Hardin LLP

233 S. Wacker Drive, Suite 6600

Chicago, IL 60606

Attention:	Steve E. Isaacs, Esq.
Facsimile:	(312) 258-5600
E-mail:	sisaacs@schiffhardin.com

Section 10.5         Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 10.6         Fees and Expenses. Except as otherwise set forth in this Agreement (including ARTICLE 2), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of Representatives, shall be paid by the Party incurring such fees or expenses. Without limiting the foregoing, Buyer shall pay and be solely responsible for all filing fees payable under the HSR Act.

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Section 10.7         Construction; Section Headings; Draftsmanship; Interpretation. The term “this Agreement” means this Membership Interest Purchase Agreement together with the Disclosure Schedule and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof and thereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedule and exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) a term has the meaning assigned to it; (f) “or” is not exclusive; (g) all references in this Agreement to designated “Articles,” “Sections,” “paragraphs,” “clauses” and other subdivisions are to the designated Articles, Sections, paragraphs, clauses and other subdivisions of this Agreement unless otherwise specified; and (h) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

Section 10.8         Exhibits and Schedules. The Disclosure Schedule and all exhibits and documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and made a part hereof as if set out in full in this Agreement. Any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed with respect to every other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is reasonably apparent, notwithstanding the omission of an appropriate cross-reference. The specification of any dollar amount in the representations or warranties contained in this Agreement is not intended to imply that such amounts, or higher or lower amounts or other items, are or are not material, and no Party shall use the fact of the setting of such amounts in any dispute or controversy as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedule shall not (a) be used as a basis for interpreting the terms “material”, “Company Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of any Party’s representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by Seller that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedule. No reference in the Disclosure Schedule to any Contract or other agreement or document shall be construed as an admission or indication that such Contract, agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract, agreement or document. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

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Section 10.9         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in the following sentence of this Section 10.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if the transactions contemplated by this Agreement are consummated, (a) the former officers and directors of the Company shall be third party beneficiaries of the provisions set forth in Section 6.6, (b) the Indemnitees shall be third party beneficiaries of the provisions set forth in ARTICLE 9, and (c) Schiff shall be a third party beneficiary of the provisions set forth in Section 10.21.

Section 10.10         Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.11         Counterparts; Delivery. This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement. Each executed signature page to this Agreement and to each agreement and certificate delivered by a Party pursuant to this Agreement may be delivered by any of the methods described in Section 10.4 hereof, including via facsimile or e-mail, provided that such delivery is effected in accordance with the notice information provided for in Section 10.4 hereof. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No Party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 10.12         Knowledge. For all purposes of this Agreement, the phrase “to the knowledge of the Company” and any derivations thereof shall mean, as of the applicable date, the actual knowledge (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of those persons identified on Schedule 10.12, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 10.13         Limitation on Remedies. No breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of Buyer or Seller, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

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Section 10.14         No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Buyer agrees and acknowledges that no recourse under this Agreement, any Ancillary Document, or any documents or instruments delivered in connection with this Agreement or any Ancillary Document shall be had against any current or future equityholder, partner, member, controlling person, director, officer, employee, incorporator, manager, Representative or Affiliate of Seller (or any Affiliate of any of the foregoing) (each, a “Nonparty Affiliate”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Nonparty Affiliate for any obligation of Seller under this Agreement, any Ancillary Document, any documents or instruments delivered in connection with this Agreement or any Ancillary Document, or any transaction contemplated by the foregoing, for any claim based on, in respect of or by reason of such obligations or their creation.

Section 10.15         Dispute Resolution for Direct Claims. In the event of a Dispute (provided that for the avoidance of doubt, this Section 10.15 shall not be applicable with respect to the defense or control vis-a-vis a third party with respect to a third party claim subject to the provisions of Section 9.4) and the Party receiving a Notice of Claim relating to such Dispute disputes all or any part of such Notice of Claim, Buyer and Seller shall first attempt to resolve such Dispute through direct negotiations. Any Party may initiate this process by making a written demand for direct negotiation that describes the Dispute to be negotiated in reasonable detail. At either Party’s election, such direct negotiations may be held telephonically or in person. No settlement reached in such negotiations under this Section 10.15 shall be binding until reduced to a writing signed by the applicable Parties. If the Dispute is not resolved within 20 Business Days after the date of the demand for direct negotiation, then Seller and/or Buyer shall resolve such dispute in accordance with Section 10.16. Nothing in this Section 10.15 shall prevent any Party from seeking injunctive relief under Section 10.20 (which injunctive relief, for the avoidance of doubt, may be sought prior to complying with this Section 10.15).

Section 10.16         Arbitration. The Parties agree that the dispute resolution provisions in Section 10.15 and the arbitration procedure set forth in this Section 10.16 shall be the sole and exclusive methods for resolving and remedying Disputes (provided that for the avoidance of doubt, this Section 10.16 shall not be applicable with respect to the defense or control vis-a-vis a third party with respect to a third party claim subject to the provisions of Section 9.4). The Parties agree and acknowledge that, except as otherwise provided in this Section 10.16 or in the Comprehensive Arbitration Rules and Procedures and the Expedited Procedures in those Rules of JAMS, as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the Uniform Arbitration Act of the State of Delaware.

(a)          If no resolution of a Dispute is reached within 20 Business Days after the date of the demand for direct negotiation pursuant to Section 10.15, the Party delivering such demand (the “Disputing Person”) may, within 45 Business Days after delivery of such notice, commence arbitration hereunder by delivering to each other Party involved therein a notice of arbitration (a “Notice of Arbitration”). Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute and the claims of each party to the arbitration, and shall specify the amount and nature of any Losses, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Comprehensive Arbitration Rules and Procedures and the Expedited Procedures in those Rules of JAMS, as in effect from time to time, to be included therein, if any.

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(b)          Buyer and Seller shall each select one independent arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as “Buyer’s Arbitrator” and “Seller’s Arbitrator,” respectively). In the event that either such Party fails to select an independent arbitrator as set forth herein within 10 days from delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other Party. Seller’s Arbitrator and Buyer’s Arbitrator shall select a third independent arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 10.16. If Seller’s Arbitrator and Buyer’s Arbitrator are unable to agree on a third arbitrator within 10 days after their selection, Buyer’s Arbitrator and Seller’s Arbitrator shall each prepare a list of three independent arbitrators. Buyer’s Arbitrator and Seller’s Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator’s list within seven days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Buyer’s Arbitrator and Seller’s Arbitrator.

(c)          The arbitrator(s) selected pursuant to this Section 10.16 will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Buyer submits a claim for $1,000, and if Seller contests only $500 of the amount claimed by Buyer, and if the arbitrators ultimately resolve the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to Seller and 40% (i.e., 200 ÷ 500) to Buyer.

(d)          The arbitration shall be conducted in the State of New York under the Comprehensive Arbitration Rules and Procedures and the Expedited Procedures in those Rules of JAMS as in effect from time to time, except as modified by the agreement of Buyer and Seller. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than 90 Business Days after the delivery of the Notice of Arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator, if only one arbitrator conducted the arbitration, or by at least two of the three arbitrators that conducted the arbitration (as the case may be). The Final Determination shall be final and binding on all Parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury or misconduct by the sole arbitrator or at least two of the arbitrator(s) if more than one prejudicing the rights of any Party and except to correct manifest clerical errors. A Final Determination may be enforced in any state or federal court having jurisdiction over the Dispute.

(e)          The Parties shall keep confidential all awards in arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another Party in the arbitration proceedings not otherwise in the public domain, save and to the extent disclosure is required by law, legal process, regulation or judicial order by any Governmental Authority, or to protect or pursue a legal right or to enforce or challenge an award in Law before a court or other judicial authority permitted by this Section 10.16.

(f)          For the avoidance of doubt, the provisions of this Section 10.16 shall not be applicable to the determination of claims or disputes that are not Disputes, and a proceeding with respect to any such claim or dispute that is not a Dispute may be brought to any court of competent jurisdiction in accordance with and pursuant to Section 10.17 to resolve such claim or dispute without complying with this Section 10.16. Nothing in this Agreement shall prevent any Party from seeking provisional measures from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

Section 10.17         Court Proceedings; Jurisdiction. For the purpose of any Proceeding instituted with respect to the enforcement of any Final Determination, the enforcement of any determination made by the Accounting Firm pursuant to Section 2.4, the enforcement of Section 10.20, or any proceeding otherwise permitted to be instituted under Section 10.15 or Section 10.16, each of the Parties submits to the exclusive jurisdiction of the Delaware Chancery Court or any federal court sitting in the State of Delaware, in any such Proceeding, agrees that all claims in respect of any such Proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating thereto in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any such Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.

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Section 10.18         WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, FOR ANY PROCEEDING WHICH IS PERMITTED UNDER THIS AGREEMENT TO BE FILED IN A COURT, EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN SUCH PROCEEDING, INCLUDING THOSE PROCEEDINGS TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OF THE ANCILLARY DOCUMENTS OR UNDER ANY AMENDMENT, CONSENT, WAIVER, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH ANY OF THEM OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE ANCILLARY DOCUMENTS. EACH PARTY AGREES THAT IN ANY SUCH PROCEEDING, THE MATTERS SHALL BE TRIED TO A COURT AND NOT TO A JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.18.

Section 10.19         Service of Process. Each Party irrevocably consents to the service of summons and complaint and any other process outside the territorial jurisdiction of the courts referred to in Section 10.17 hereof in any Proceeding by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.4 hereof (except that email or facsimile shall not be permitted delivery means pursuant to this Section 10.19). Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 10.20         Specific Enforcement. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or conferred by Law or equity, upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy to which any Party is entitled at law or in equity, exclusively in the Delaware Chancery Court and any state appellate court therefrom within the State of Delaware (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). The Parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Company, on the one hand, and to prevent or restrain breaches of this Agreement by Buyer, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

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Section 10.21         Conflicts; Privileges.

(a)          Acknowledgement of Representation. It is acknowledged by each of the Parties that the Company and Seller have retained Schiff Hardin LLP (“Schiff”) to act as their counsel in connection with this Agreement, the Ancillary Documents or any transaction contemplated hereby or thereby (the “Current Representation”), and that no other Party to this Agreement has the status of a client of Schiff for conflict of interest or any other purposes as a result thereof..

(b)          Affirmation of Representation. Buyer and the Company hereby agree that Schiff may represent Seller or any officer, director, manager, employee, shareholder, partner or member of Seller or the Company (any such Person, a “Designated Person”) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement or any Ancillary Document, and including for the avoidance of doubt any litigation, arbitration, dispute or mediation between or among Buyer, the Company or any of their respective Affiliates, and any Designated Person, even though the interests of such Designated Person may be directly adverse to Buyer, the Company or any of their respective Affiliates, and even though Schiff may have represented the Company in a substantially related matter, or may be representing the Company in ongoing matters.

(c)          Waiver of Conflict. Buyer and the Company hereby waive and agree not to assert (i) any claim that Schiff has a conflict of interest in any representation described in Section 10.21(b) above, and (ii) any confidentiality obligation with respect to any communication between Schiff and any Designated Person occurring during the Current Representation.

(d)          Retention of Privilege. Buyer and the Company hereby agree that as to all communications (whether before, at or after the Closing) between Schiff and any Designated Person that relate in any way to the Current Representation, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to such Designated Person and may be controlled by such Designated Person and shall not pass to or be claimed by Buyer or the Company.  Without limiting the foregoing, notwithstanding any policy of Buyer or the Company or any agreement between the Company and any Designated Person or any Representative of any Designated Person or the Company, whether established or entered into before, at or after the Closing, neither Buyer nor the Company may review or use for any purpose without such Designated Person’s written consent, or seek to compel disclosure to Buyer or the Company (or any of their Representatives) any communication or information (whether written, oral, electronic or in any other medium) described in the previous sentence.

(e)          Further Assurances. Buyer and the Company agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 10.21. Buyer, Seller and the Company further agree that Schiff and its partners and employees are third party beneficiaries of this Section 10.21.

Section 10.22         Guarantee of Obligations of Buyer by Buyer Parent. For valuable consideration and as an inducement to Seller to enter into this Agreement and the Ancillary Documents to which Seller is a party and to perform its obligations hereunder and thereunder, Buyer Parent hereby:

(a)          irrevocably, unconditionally, absolutely and continually guarantees to Seller (the “Guarantee”) the due, punctual and full performance by Buyer of all of Buyer’s obligations under this Agreement and the Ancillary Documents to which Buyer is or will be a party (the “Guaranteed Obligations”);

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(b)          promises and undertakes to make all payments to be made under, and to otherwise perform, the Guaranteed Obligations free and clear of any deduction, offset, defense, claim or counterclaim of any kind (other than defenses to the payment or performance of the Guaranteed Obligations that are available to Buyer under this Agreement or the Ancillary Documents, except for defenses (the “Specified Defenses”) arising out of any bankruptcy, insolvency, fraudulent transfer, reorganization, or any other law relating to the enforcement of creditor’s rights);

(c)          agrees that if Buyer is in breach of any Guaranteed Obligation, then Seller may at any time and from time to time, at Seller’s option, and so long as Buyer remains in breach of any Guaranteed Obligation, take any and all actions available hereunder, under the Ancillary Documents, or under applicable Law, to collect on or enforce Buyer Parent’s liabilities and obligations under this Section 10.22 in respect of such Guaranteed Obligations;

(d)          agrees that Seller may, in its sole discretion, bring and prosecute a separate action or actions against Buyer Parent for the full amount of the Guaranteed Obligations, regardless of whether any action is brought against Buyer or whether Buyer is joined in any such action or actions, and that Seller shall not be required to pursue any right or remedy it may have against Buyer or to obtain any judgment against Buyer to enforce the Guarantee;

(e)          agrees that the obligations of Buyer Parent hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of Seller to assert any claim or demand or to enforce any right or remedy against Buyer; (ii) any change in the time, place or manner of payment or performance of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement or any Ancillary Document made in accordance with the terms hereof or thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (iii) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by this Agreement or any Ancillary Document; (iv) any change in the corporate existence, structure or ownership of Buyer or any other Person interested in the transactions contemplated by this Agreement; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or any other Person interested in the transactions contemplated by this Agreement or any Ancillary Document; (vi) the existence of any claim, set-off or other right which Buyer Parent may have at any time against Buyer, whether in connection with the Guaranteed Obligations or otherwise (other than defenses to the payment or performance of the Guaranteed Obligations that are available to Buyer under this Agreement); or (vii) the adequacy of any means Seller may have of obtaining payment or performance related to the Guaranteed Obligations;

(f)          waives promptness, diligence, notice of the acceptance of this Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices expressly required to be provided to Buyer pursuant to this Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of Buyer or any other Person interested in the transactions contemplated by this Agreement or the Ancillary Documents, and all suretyship defenses generally (other than defenses to the payment or performance of the Guaranteed Obligations that are available to Buyer under this Agreement, except for the Specified Defenses);

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(g)          agrees that (i) no failure on the part of Seller to exercise, and no delay in exercising, any right, remedy or power under the Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise by Seller of any right, remedy or power under the Guarantee preclude any other or future exercise of any right, remedy or power under the Guarantee, (ii) each and every right, remedy and power granted by the Guarantee to Seller or allowed it by applicable Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Seller at any time or from time to time, (iii) Seller shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of Seller’s rights against, Buyer or any other Person liable for any Guaranteed Obligations prior to proceeding against Buyer Parent under the Guarantee, (iv) the insolvency, bankruptcy or dissolution of Buyer shall not relieve Buyer Parent of its obligations under the Guarantee, and (v) Buyer Parent shall pay to Seller, upon demand, all reasonable out-of-pocket expenses (including reasonable fees of counsel) incurred by Seller in connection with the enforcement of its rights under this Section 10.22;

(h)          acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and the Ancillary Documents and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits; and

(i)          agrees that the Guarantee may not be revoked or terminated, and will remain in full force and effect and will be binding on Buyer Parent and its successors and permitted assigns, until all of the Guaranteed Obligations have been satisfied in full

Section 10.23         Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Membership Interest Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

THE COMPANY:

OSO BIOPHARMACEUTICALS MANUFACTURING, LLC

By:	/s/ Milton Boyer
Name: Milton Boyer
Title: President

SELLER:

OSO BIOPHARM HOLDINGS, LLC

By:	/s/ George Aitken-Davies
Name: George Aitken-Davies
Title: Authorized Representative

[signature page to Membership Interest Purchase Agreement]

BUYER:

ALO ACQUISITION LLC

By:	/s/ Michael M. Nolan
Name: Michael M. Nolan
Title: Sr. Vice President, CFO and Treasurer

BUYER PARENT:

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ Michael M. Nolan
Name: Michael M. Nolan
Title: Sr. Vice President, CFO and Treasurer

[signature page to Membership Interest Purchase Agreement]